As filed with the Securities and Exchange Commission on October 14, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

SUMMIT HOTEL PROPERTIES, INC.

(Exact name of registrant as specified in governing instruments)

2701 South Minnesota Avenue, Suite 6

Sioux Falls, South Dakota 57105

(605) 361-9566

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel P. Hansen

President and Chief Executive Officer

2701 South Minnesota Avenue, Suite 6

Sioux Falls, South Dakota 57105

(605) 361-9566

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright, Esq.	James E. Showen, Esq.
Hunton & Williams LLP	Kevin L. Vold, Esq.
Riverfront Plaza, East Tower	Hogan Lovells US LLP
951 E. Byrd Street	Columbia Square
Richmond, Virginia 23219-4074	555 Thirteenth Street, NW
Tel: (804) 788-8200	Washington, D.C. 20004
Fax: (804) 788-8218	Tel: (202) 637-5600
Fax: (202) 637-5910

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	$57,500,000	$6,589.50

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of shares of Series A Preferred Stock that may be purchased by the underwriters upon exercise of their over-allotment option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED OCTOBER [    ], 2011

PROSPECTUS

            Shares

    % Series A Cumulative Redeemable Preferred Stock

Summit Hotel Properties, Inc. is offering             shares of its     % Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, or the Series A Preferred Stock.

Dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about the last day of February, May, August and November of each year. The dividend rate is     % per annum of the $25.00 liquidation preference, which is equivalent to $             per share of Series A Preferred Stock. The first dividend on the Series A Preferred Stock sold in this offering will be paid on November 30, 2011 and will be in the amount of $             per share.

Generally, we may not redeem the Series A Preferred Stock until                     , 2016. On and after                     , 2016, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a Change of Control (as defined herein), as a result of which our common stock and the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such common securities) are not listed on the New York Stock Exchange, or NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. To the extent we exercise our redemption right relating to the Series A Preferred Stock, the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a Change of Control by the holders of Series A Preferred Stock.

Upon the occurrence of a Change of Control, as a result of which our common stock and the common securities of the acquiring or surviving entity (or ADRs representing such common securities) are not listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on a successor exchange or quotation system, each holder of Series A Preferred Stock will have the right (subject to our right to redeem the Series A Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	, or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus.

The Series A Preferred Stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes. See “Description of Capital Stock — Restrictions on Ownership and Transfer” and “Description of the Series A Preferred Stock — Restrictions on Ownership and Transfer.”

We intend to file an application to list the Series A Preferred Stock on the NYSE under the symbol “INNPrA.” Our common stock is traded on the NYSE under the symbol “INN.”

Investing in the Series A Preferred Stock involves risks. See “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters the right to purchase up to             additional shares of Series A Preferred Stock to cover over-allotments.

The underwriters expect to deliver the shares of Series A Preferred Stock to purchasers on or about                     , 2011.

Wells Fargo Securities	Baird	Deutsche Bank Securities	RBC Capital Markets

The date of this prospectus is                     , 2011

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference herein. We have not, and the underwriters have not, authorized any other person to provide you with additional information or information different from that contained in this prospectus. If anyone provides you with additional or different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus prepared by us and the documents incorporated by reference herein is accurate only as of their respective dates or on the date or dates which are specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

THIS PROSPECTUS CONTAINS REGISTERED TRADEMARKS THAT ARE THE EXCLUSIVE PROPERTY OF THEIR RESPECTIVE OWNERS, WHICH ARE COMPANIES OTHER THAN US, INCLUDING: MARRIOTT INTERNATIONAL, INC., OR MARRIOTT; HILTON WORLDWIDE, INC., OR HILTON; INTERCONTINENTAL HOTELS GROUP, OR IHG; HYATT CORPORATION, OR HYATT; COUNTRY INNS & SUITES BY CARLSON, INC., OR CARLSON; STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., OR STARWOOD; AMERICINN INTERNATIONAL, LLC, OR AMERICINN. NONE OF THE OWNERS OF THE TRADEMARKS APPEARING IN THIS PROSPECTUS, THEIR PARENTS, SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, STOCKHOLDERS, OWNERS, AGENTS OR EMPLOYEES, WHICH WE REFER TO COLLECTIVELY AS THE “TRADEMARK OWNERS,” IS AN ISSUER OR UNDERWRITER OF THE SHARES BEING OFFERED HEREBY, PLAYS (OR WILL PLAY) ANY ROLE IN THE OFFER OR SALE OF OUR SHARES OR HAS ANY RESPONSIBILITY FOR THE CREATION OR CONTENTS OF THIS PROSPECTUS. IN ADDITION, NONE OF THE TRADEMARK OWNERS HAS OR WILL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER ARISING OUT OF OR RELATED TO THE SALE OR OFFER OF THE SHARES BEING OFFERED HEREBY, INCLUDING ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS, PROJECTIONS OR OTHER FINANCIAL INFORMATION OR OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR OTHERWISE DISSEMINATED IN CONNECTION WITH THE OFFER OR SALE OF THE SHARES OFFERED BY THIS PROSPECTUS. YOU MUST UNDERSTAND THAT, IF YOU PURCHASE OUR SERIES A PREFERRED STOCK IN THIS OFFERING, YOUR SOLE RECOURSE FOR ANY ALLEGED OR ACTUAL IMPROPRIETY RELATING TO THE OFFER AND SALE OF THE SERIES A PREFERRED STOCK AND THE OPERATION OF OUR BUSINESS WILL BE AGAINST US (AND/OR, AS MAY BE APPLICABLE, THE SELLER OF SUCH SHARES) AND IN NO EVENT MAY YOU SEEK TO IMPOSE LIABILITY ARISING FROM OR RELATED TO SUCH ACTIVITY, DIRECTLY OR INDIRECTLY, UPON ANY OF THE TRADEMARK OWNERS.

WE ARE A PARTY TO A LICENSE AGREEMENT WITH THE SHERATON, LLC THAT ENABLES A THIRD-PARTY HOTEL MANAGEMENT COMPANY ENGAGED BY US TO OPERATE A HOTEL USING THE SERVICE MARK “ALOFT®.” NEITHER THE SHERATON, LLC NOR ANY OF ITS AFFILIATES OWNS SUCH HOTEL, IS A PARTICIPANT IN THIS OFFERING, OR HAS PROVIDED OR REVIEWED, OR IS RESPONSIBLE FOR, ANY DISCLOSURES OR OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

MARKET AND INDUSTRY DATA

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus or incorporated by reference herein, and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus, including the section titled “Risk Factors” and the information incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, as amended. Except where the context suggests otherwise, the terms “we,” “our,” “us,” “our company” and the “company” refer to Summit Hotel Properties, Inc., a Maryland corporation, and its subsidiaries on a consolidated basis; and “our operating partnership” means Summit Hotel OP, LP, a Delaware limited partnership for which one of our wholly owned subsidiaries serves as the general partner. Each of Summit Hotel TRS, Inc., a Delaware corporation, which we refer to in this prospectus as “Summit TRS,” and Summit Hotel TRS II, Inc., a Delaware corporation, which we refer to in this prospectus as “Summit TRS II,” is a taxable REIT subsidiary, or TRS, and we refer to Summit TRS, Summit TRS II and any other TRSs that we may form in the future as “our TRSs.” We refer to our TRSs and the wholly owned subsidiaries of our TRSs that lease our hotels from our operating partnership or subsidiaries of our operating partnership as “our TRS lessees.”

Unless indicated otherwise, the information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Our Company

We are a self-managed hotel investment company organized to continue and expand the existing hotel investment business of Summit Hotel Properties, LLC, a leading U.S. hotel owner, which we sometimes refer to in this prospectus as “our predecessor.” We focus exclusively on acquiring and owning premium-branded limited-service and select-service hotel properties in the upper midscale and upscale segments of the U.S. lodging industry.

We commenced operations on February 14, 2011 after we completed our initial public offering, or IPO, in which we raised net proceeds of approximately $229.3 million, and a concurrent private placement to an affiliate of IHG, in which we raised additional net proceeds of approximately $11.6 million. We used approximately $241.3 million of the net proceeds of our IPO and concurrent private placement to reduce outstanding mortgage indebtedness on our hotels and pay associated costs and to fund a capital expenditures and reserve account. Simultaneously with the completion of our IPO and concurrent private placement, we completed a series of formation transactions, including the merger of our predecessor with our operating partnership, Summit Hotel OP, LP. As a result of our formation transactions, we acquired a portfolio of 65 hotels with a total of 6,533 guestrooms located in 19 states.

Since completion of our IPO, we have acquired five hotels with a total of 567 guestrooms located in four states for purchase prices aggregating approximately $50.1 million. Currently, we own 70 hotels with a total of 7,100 guestrooms located in 19 states. Our hotels are located in markets in which we have extensive experience and that exhibit multiple demand generators, such as business and corporate headquarters, retail centers, airports and tourist attractions. Based on total number of guestrooms, 49.3% of our hotels are located in the top 50 metropolitan statistical areas, or MSAs, and 72.2% are located within the top 100 MSAs. The majority of our hotels operate under premium franchise brands owned by Marriott (Courtyard by Marriott®, Residence Inn® by Marriott, SpringHill Suites® by Marriott, Fairfield Inn® by Marriott and TownePlace Suites® by Marriott), Hilton (Hampton Inn®, Hampton Inn & Suites® and Hilton Garden Inn®), IHG (Holiday Inn®, Holiday Inn Express® and Staybridge Suites®) and Hyatt (Hyatt Place®).

We expect to grow by acquiring undermanaged and underperforming hotels and by using our expertise to renovate, rebrand and reposition certain hotels to improve their cash flows and long-term value. In addition, we have a strategic sourcing relationship with IHG that we believe enhances our ability to execute our business strategy by providing us with additional acquisition opportunities. We believe our relationship with IHG allows us to source a significant volume of acquisition opportunities, particularly due to the relative size of our target lodging industry segments, lack of available debt financing in the capital markets for owners of hotel properties in our target lodging industry segments and the weakness experienced from mid-2008 through early 2010 in the U.S. lodging industry. We also believe that, while certain other hotel REITs and well-capitalized institutional hotel owners seek to acquire hotels that fit our investment criteria, we are the only publicly traded REIT focused solely on these segments on a national basis.

We were organized as a Maryland corporation on June 30, 2010 and intend to elect to be taxed as a REIT for federal income tax purposes beginning with our short taxable year ending December 31, 2011. We conduct substantially all of our business through our operating partnership, for which our wholly owned subsidiary, Summit Hotel GP, LLC, serves as the sole general partner.

Recent Developments

Since completion of our IPO, concurrent private placement and formation transactions, we have:

•

Obtained $125.0 Million Credit Facility.    In March 2011, we closed a $30.0 million unsecured credit facility and in April 2011 entered into an agreement with our lenders to convert the unsecured credit facility into a $100.0 million, three-year secured revolving credit facility. In May 2011, we increased the maximum aggregate amount of commitments under our revolving credit facility to $125.0 million. Our operating partnership is the borrower, and we and certain of our indirect subsidiaries are guarantors. As of the date of this prospectus, we have approximately $257.6 million in outstanding indebtedness, approximately $8.7 million available for borrowing under our revolving credit facility and 15 hotels unencumbered by mortgages.

•

Acquired Five Hotel Properties.    We have continued to implement our strategy of owning premium-branded limited-service and select-service hotels by acquiring five hotels in the upper midscale (one) and upscale (four) segments of the lodging industry. We acquired these hotels, which contain a total of 567 guestrooms and are located in four states, for purchase prices aggregating approximately $50.1 million. In April 2011, we purchased the upscale 91-room Homewood Suites® in Ridgeland, Mississippi for approximately $7.3 million, the upscale 121-room Staybridge Suites in Glendale, Colorado for approximately $10.0 million and the upper midscale 143-room Holiday Inn in Duluth, Georgia for approximately $7.0 million. In May 2011, we purchased the upscale 122-room Hilton Garden Inn in Gwinnett/Duluth, Georgia for approximately $13.4 million. In July 2011, we purchased the upscale 90-room Courtyard by Marriott in El Paso, Texas for approximately $12.4 million. We financed these five acquisitions with borrowings under our revolving credit facility.

•

Paid First and Second Quarter Cash Dividends.    On May 23, 2011, we paid a dividend to holders of our common stock in the amount of $0.05625 per share for the period from completion of the IPO through March 31, 2011. On August 31, 2011, we paid a cash dividend to holders of our common stock in the amount of $0.1125 per share for the full quarterly period ended June 30, 2011.

•

Responded to Termination of Franchise Brands at 11 Hotels.    Choice Hotels International, Inc., or Choice, terminated the franchise licenses for 11 of our hotels (containing an aggregate of 996 guestrooms) on March 23, 2011 and we disassociated these hotels from the Choice brand. As of the date of this prospectus, eight of these hotels (containing an aggregate of 732 guestrooms) are operating under new franchise brands and three of the hotels (containing an aggregate of 264 guestrooms) are operating independently. Of the eight hotels operating under new franchise brands, six hotels (containing an aggregate of 500 guestrooms) are operating under lesser-known franchise brands, which provide lower levels of marketing support and guest loyalty programs that may not be as strong as those of the larger brands. As a result, occupancy, ADR, RevPAR and revenues for these hotels have been, and may continue to be, materially and adversely impacted and we may not achieve the operating performance we had previously anticipated, and our overall returns may not improve as we had expected or may decline. We entered into new franchise agreements for the three hotels currently operating independently that will permit the hotels to operate under the new franchise agreements upon completion of certain capital improvements within the next eight months, although we can give no assurances that we will complete those projects and operate those hotels under the new franchise agreements within the stated timeframe or at all. On March 24, 2011, we filed an arbitration action against Choice claiming wrongful termination of our franchise agreements. In response, Choice asserted counterclaims of fraudulent inducement, negligent misrepresentation, breach of contract and trademark infringement. We vehemently deny all asserted claims and are vigorously defending the claims. As of the date of this prospectus, the parties are currently exchanging discovery documents. An arbitration hearing has been scheduled for December 12-16, 2011. For a more complete description of these proceedings, see “Legal Proceedings.”

•

Amended Interstate Management Agreement.    We amended our hotel management agreement with Interstate Management Company, LLC, or Interstate, effective as of June 30, 2011, to reduce the base management fee paid to Interstate for 55 of our hotels for the period from April 1, 2011 through June 30, 2011 by an aggregate of $565,000. We and Interstate entered into the amendment to address operational challenges experienced at the hotels during the second quarter of 2011. In return for this one-time reduction in management fee, we provided an additional future incentive to Interstate, which is payable at any time during the term of the agreement if earned, based on improvement of gross operating profits at the 55 hotels. The aggregate maximum potential incentive is equal to the amount of the one-time reduction in base management fee.

•

Completed Third Quarter.    Our consolidated financial statements for the quarter ended September 30, 2011 are not yet available. The operating performance for our hotels for the quarter ended September 30, 2011 as compared to the quarter ended September 30, 2010 was as follows:

	Three Months Ended September 30,		Percentage Change
	2011	2010
Same-Store (54 hotels)(1)
Occupancy	71.7%	68.7%	4.4%
ADR	$91.62	$90.30	1.5%
RevPAR	$65.72	$62.02	6.0%
Hotels whose franchises were terminated (11 hotels)(2)
Occupancy	58.6%	71.1%	(17.6)%
ADR	$78.11	$81.99	(4.7)%
RevPAR	$45.80	$58.30	(21.4)%
Acquired hotels (5 hotels)(3)
Occupancy	74.7%	74.6%	0.1%
ADR	$102.79	$100.46	2.3%
RevPAR	$76.74	$74.97	2.4%
Total Portfolio (70 hotels)(4)
Occupancy	70.1%	69.1%	1.5%
ADR	$90.94	$88.99	2.2%
RevPAR	$63.76	$61.45	3.8%

(1)	Hotels owned throughout both periods, other than the 11 hotels whose franchise agreements were terminated.

(2)	Hotels whose franchise agreements were terminated in March 2011.

(3)	Hotels acquired since our IPO. The hotel results for the periods presented include information reflecting operational performance prior to our ownership of the hotels.

(4)	The 70 hotels we own as of the date of this prospectus.

•

Strengthened Our Balance Sheet by Refinancing Some of Our Mortgage Debt.    Since June 30, 2011, we have modified or refinanced over approximately $43.0 million in outstanding principal balance of indebtedness. On August 12, 2011, we modified all three of our General Electric Capital Corp. (“GECC”) loans, which had an aggregate outstanding principal balance at June 30, 2011 of approximately $30.3 million. After giving effect to the modification, the GECC loans, which mature on April 1, 2014, April 1, 2018 and March 1, 2019, now bear a reduced rate of interest equal to 90-day LIBOR plus 3.50%. On September 30, 2011, we refinanced our Bank of the Cascades loan, which had an outstanding principal balance at June 30, 2011 of approximately $12.6 million, to have a new maturity date of September 30, 2021 and a fixed interest rate of 4.66% through September 29, 2016 and a fixed interest rate thereafter based on the then-current Federal Home Loan Bank of Seattle Intermediate/Long-Term, Advances Five-year Fixed Rate plus 3.00%.

In May 2011, ING Investment Management, LLC (“ING”) notified us that ING was exercising its contractual right to declare the entire principal balance and accrued but unpaid interest on its loan to us, which had an outstanding principal balance of approximately $28.3 million as of June 30, 2011, to become due and payable on January 1, 2012. On October 3, 2011, we and ING agreed to a non-binding term sheet pursuant to which we plan to refinance and consolidate that loan and our other three ING loans, which four loans collectively had an aggregate outstanding balance of approximately $71.0 million as of June 30, 2011, into a single 7-year term loan with a principal balance of $67.5 million, amortized over 20 years and bearing an annual interest rate of 6.10%, collateralized by 16 properties containing 1,639 guestrooms. After taking into account the continuing amortization of the existing loans through closing and the proceeds of the new loan, we expect to fund at closing approximately $1.0 million of principal paydown with available cash or a draw on our revolving credit facility. We are working with ING to complete final documentation for this loan structure prior to January 1, 2012 and expect that the new loan will be funded by the end of the first quarter of 2012. However, we can give no assurances that we will be able to refinance the four ING loans or any of them on these terms within the expected timeframe or at all.

Our Portfolio

As of June 30, 2011, our portfolio consisted of an aggregate of 69 hotels with a total of 7,010 guestrooms. Of these hotels, according to Smith Travel Research’s current chain segment designations, 29 hotels containing 3,275 guestrooms are “upscale,” 31 hotels containing 3,044 guestrooms are “upper midscale” and 9 hotels containing 691 guestrooms are “midscale.”

The following table sets forth certain information for our hotels by franchisor as of June 30, 2011:

Franchisor/Brand	Number of Hotels	Number of Rooms	Twelve Months Ended June 30, 2011			Segment
			Occupancy(1) (%)	ADR(2) ($)	RevPAR(3) ($)
Marriott
Courtyard by Marriott(4)	6	715	66.5	75.23	61.77	Upscale
Fairfield Inn by Marriott	9	787	63.3	87.92	55.34	Upper Midscale
Fairfield Inn & Suites® by Marriott	1	80	55.2	75.40	41.63	Upper Midscale
Residence Inn by Marriott	4	411	73.7	98.94	73.00	Upscale
SpringHill Suites by Marriott	8	784	63.8	90.33	57.47	Upscale
TownePlace Suites by Marriott	1	90	71.3	74.25	52.93	Upper Midscale

Subtotal/Weighted Average(4)	29	2,867	65.7	86.22	59.60

Hilton
Hampton Inn	8	821	60.4	90.71	54.99	Upper Midscale
Hampton Inn & Suites	3	390	72.0	113.51	81.60	Upper Midscale
Hilton Garden Inn	2	242	65.4	96.03	63.07	Upscale
Homewood Suites	1	91	73.3	96.53	70.74	Upscale
DoubleTree by Hilton®(5)	1	127	59.0	87.47	51.63	Upscale

Subtotal/Weighted Average	15	1,671	64.4	96.87	62.97

IHG
Holiday Inn Express(6)	3	249	63.2	85.02	53.86	Upper Midscale
Holiday Inn Express & Suites®	4	365	62.0	86.87	54.24	Upper Midscale
Holiday Inn	2	262	64.7	80.32	52.02	Upper Midscale
Staybridge Suites	2	213	64.6	94.47	60.95	Upscale

Subtotal/Weighted Average	11	1,089	63.5	86.36	54.93

Hyatt
Hyatt Place	4	556	65.6	82.34	53.81	Upscale
AmericInn
AmericInn®	1	89	42.7	71.47	30.53	Midscale
AmericInn Hotel & Suites®	4	285	58.9	76.76	45.06	Midscale

Subtotal/Weighted Average	5	374	55.1	75.50	41.60

Starwood
Aloft®	1	136	70.5	61.42	43.29	Upscale
Carlson
Country Inn & Suites By Carlson®	2	190	63.0	86.70	55.19	Midscale
Independent
Aspen Hotel & Suites(7)	2	127	47.8	74.96	35.80	Midscale

Total/Weighted Average(4)	69	7,010	64.2	87.23	57.39

(1)	Occupancy rate, or occupancy, represents the weighted-average percentage of available guestrooms that were sold during a specified period of time and is calculated by dividing the number of guestrooms sold by the total number of guestrooms available, expressed as a percentage.

(2)	Average daily rate, or ADR, represents the weighted-average rate paid for guestrooms sold, calculated by dividing room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) by guestrooms sold.

(3)	Revenue per available room, or RevPAR, is the product of ADR and occupancy. RevPAR does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.

(4)	Amounts do not include the 90-room Courtyard by Marriott in El Paso, Texas that we acquired in July 2011. Occupancy, ADR and RevPAR for this hotel were 68.0%, $120.24 and $81.81, respectively, for the 12 months ended June 30, 2011.

(5)	Pursuant to a new franchise license agreement, we expect this hotel to operate as a DoubleTree by Hilton upon completion of certain capital improvements, currently expected to be completed by October 19, 2011.

(6)	Pursuant to a new franchise license agreement, we expect our 67-room Charleston, West Virginia hotel to operate as a Holiday Inn Express upon completion of certain capital improvements, currently expected to be completed by November 3, 2011.

(7)	Pursuant to a new franchise license agreement, we expect our 70-room Ft. Worth, Texas hotel to operate as a Marriott upon completion of certain capital improvements, currently expected to be completed during the second quarter of 2012.

Our Industry

Room-night demand in the U.S. lodging industry is directly correlated to macroeconomic trends. Key drivers of demand include growth in gross domestic product, or GDP, corporate profits, capital investments and employment. Following periods of recession, recovery in room-night demand for lodging historically has lagged improvements in the overall economy. Beginning in August 2008, the U.S. lodging industry experienced 19 consecutive months of declines in RevPAR, as measured against the same month in the prior year, driven by a combination of deterioration in room-night demand and increasing supply.

Although there were some signs of an economic recovery beginning in 2010 that continued through the middle of 2011, economic conditions appear to have weakened in recent months and remain fragile. Despite this recent weakness, Colliers PKF Hospitality Research currently projects RevPAR growth of upscale hotels to be 8.6% in 2011, 9.7% in 2012 and 9.3% in 2013 and RevPAR growth of upper midscale hotels to be 6.7% in 2011, 6.0% in 2012 and 6.6% in 2013. Although we expect that our hotels will realize meaningful RevPAR gains as the economy and lodging industry improve, the risk exists that major global economies may suffer a “double dip” recession in which the economic improvements experienced in certain markets through the middle of 2011 reverse, which likely would adversely affect our growth expectations.

While we are guardedly optimistic about macro-economic conditions and their effect on demand for our guestrooms, we feel relatively confident that our near-term results will not be adversely impacted by increased lodging supply in our markets. Growth in lodging supply typically lags growth in room-night demand. Key drivers of lodging supply include the availability and cost of capital, construction costs, local real estate market conditions and availability and pricing of existing properties. As a result of scarcity of financing, severe recession and declining operating fundamentals during 2008 and 2009, many planned hotel developments were cancelled or postponed. According to Lodging Econometrics, during the second quarter of 2011, approximately 49,000 new hotel rooms were under construction in the U.S., as compared to approximately 242,000 rooms under construction in the second quarter of 2008, a decline of 82.5%. New hotel construction is expected to remain below historical averages through 2014, according to Colliers PKF Hospitality Research.

Our Competitive Strengths

We believe the following competitive strengths will contribute significantly to our success:

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High-Quality Portfolio of Hotels.    Our current portfolio is composed of 70 hotels located in 19 states with an average age of 7.7 years. No single hotel accounted for more than approximately 3.5% of our hotel operating revenues for the six-month period ended June 30, 2011. We believe our hotels are located in markets that will experience limited growth in lodging supply over the next several years. Additionally, in many of our markets, we own two or more hotels in close proximity to each other, which we believe allows our hotel managers to maintain room-rate integrity and improve occupancy rates, or occupancy, by referring travelers to our other hotels. Similarly, franchise areas of protection, which prohibit the opening of hotels with the same brand as one of our hotels within certain proximities of our hotels, provide barriers to entry in suburban markets where many of our hotels are located.

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Experienced Executive Management Team With a Proven Track Record.    Our management team, led by our Executive Chairman, Kerry W. Boekelheide, has extensive experience acquiring, developing, owning, operating, renovating, rebranding and financing hotel properties. Prior to our company commencing operations, entities controlled by Mr. Boekelheide had acquired a total of 93 hotels in transactions having an aggregate value of approximately $607 million and had sold, transferred or otherwise disposed of a total of 27 hotels in transactions having an aggregate value of approximately $115 million. Through the experience of Mr. Boekelheide and its other members, our management team has developed strong execution capabilities as well as an extensive network of industry, corporate and institutional relationships, including relationships with the leading lodging franchisors in our targeted markets. We believe these relationships will provide insight and access to attractive investment opportunities and allow us to react to local market conditions by seeking the optimal franchise brand for each of our hotels in its respective market.

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Aggressive Asset Management and Experienced Asset Management Team.    We have a dedicated asset management team led by our Executive Vice President and Chief Operating Officer, Craig J. Aniszewski, that analyzes our portfolio as a whole and oversees our independent hotel managers. Our asset management team has managed hotel properties in every industry segment through multiple hotel business cycles. Our entire asset management team has worked together for the past ten years, providing us expertise, operational stability and in-depth knowledge of our hotels and markets. Our asset management teams works proactively with our independent hotel managers to continue to drive operational performance by identifying and implementing strategies to optimize hotel profitability through revenue management strategies, budgeting, cost analysis, market positioning, and by evaluating and making capital improvements and continually reviewing and refining our overall business strategy.

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Strategic Focus on Largest Segments of Lodging Industry.    We believe we are the only publicly traded REIT that focuses exclusively on upper midscale and upscale hotels on a national basis. By number of guestrooms, as of the date of this prospectus, 85.6% of our hotels operate under brands owned by Marriott, Hilton, IHG or Hyatt, which are generally regarded as the premium global franchises in our segments. We believe that business and leisure travelers prefer the consistent service and quality associated with these premium brands, and that brand serves as a significant driver of demand for hotel rooms. As reported by Smith Travel Research in 2011, of the approximately 30,049 branded hotels in the United States, 12,002 hotels, or 39.9%, are within our target segments (3,723 upscale hotels; 8,279 upper midscale hotels). The size of this market represents a potential acquisition pool significantly larger than the upper upscale (1,502 hotels, or 5.0%, of total branded hotels) or luxury (377 hotels, or 1.25%, of total branded hotels) segments. We believe the fragmented ownership of premium-branded limited-service and select-service hotels in the upper midscale and upscale segments, the size of the segments, our longstanding relationships with franchisors, the current lack of well-capitalized competitors and our extensive experience and expertise provide us a distinct competitive advantage and a significant opportunity to profitably grow our company.

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Growth-Oriented Capital Structure.    As of June 30, 2011, we had approximately $201.7 million in outstanding indebtedness on an as-adjusted basis (after giving effect to the expected repayment of borrowings on our revolving credit facility with the net proceeds from this offering) and 17 hotels unencumbered by indebtedness, including ten hotels, which contain 1,142 guestrooms and operate under premium brands owned by Marriott, Hilton, IHG or Hyatt, that are available to secure future loans, and $59.7 million of available borrowing capacity under our revolving credit facility. We believe our capital structure positions us well to capitalize on what we expect to be significant acquisition opportunities.

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Strategic Relationship with IHG.    In connection with our IPO, we entered into a sourcing agreement with IHG, a global hospitality company with widely recognized, industry-leading brands. We believe our strategic relationship with IHG, as well as IHG’s strong brands and excellent hotel management services, enhance our ability to execute our business strategy and provide us with additional attractive acquisition opportunities. Since completion of our IPO, we have acquired two hotels sourced to us by IHG. In addition, an affiliate of IHG purchased 1,274,000 shares of our common stock in a private placement that closed concurrently with our IPO. We believe that IHG’s ownership of our common stock helps align IHG’s interests with ours and provides IHG with added incentive to help us to execute our strategy.

Summary Risk Factors

An investment in the Series A Preferred Stock involves various risks. You should carefully consider the matters discussed in “Risk Factors” beginning on page 17 of this prospectus before you decide whether to invest in the Series A Preferred Stock. Some of the risks include the following:

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Our business strategy depends significantly on achieving revenue and net income growth from anticipated increases in demand for hotel rooms — any economic downturn or delay or a weaker than anticipated economic recovery will adversely affect our future results of operations and our growth prospects.

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The Series A Preferred Stock is subordinate to our existing and future debt, and the interests of holders of Series A Preferred Stock could be diluted by the issuance of additional shares of preferred stock and by other transactions.

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We have a significant amount of debt, and our organizational documents have no limitation on the amount of additional indebtedness that we may incur in the future. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

•	The Series A Preferred Stock has not been rated.

•	Holders of Series A Preferred Stock will have extremely limited voting rights.

•

The change of control conversion feature of the Series A Preferred Stock may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

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There is no established trading market for the Series A Preferred Stock, listing on the NYSE does not guarantee a market for the Series A Preferred Stock and the market price and trading volume of the Series A Preferred Stock may fluctuate significantly.

•	Our success depends on key personnel whose continued service is not guaranteed.

•	We may be unable to complete acquisitions that would grow our business, and even if they are completed, we may fail to successfully integrate and operate acquired hotels.

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The management of substantially all of our hotels is concentrated in one hotel management company, Interstate Management Company, LLC, or Interstate, and we are subject to risks that Interstate will not perform to our expectations. Termination of our hotel management agreement with Interstate may cause us to pay substantial termination fees or experience significant disruptions at our hotels.

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Funds spent to maintain franchisor operating standards, the loss of a franchise license or a decline in the value of a franchise brand may have a material adverse effect on our business and financial results.

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We will rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital we may not be able to make future acquisitions or capital improvements necessary to grow our business or meet maturing obligations.

•	The agreements governing our indebtedness place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

•	Competition from other upper midscale and upscale hotels in the markets in which we operate could have a material adverse effect on our results of operations.

•	Our operating results and ability to make distributions to our stockholders may be adversely affected by the markets in which we operate and risks inherent to the ownership of hotels.

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Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of hotels in which we may invest or to adjust our portfolio in response to changes in economic and other conditions, and, therefore, may harm our financial condition.

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Our ability to pay distributions depends upon our actual operating results. The cash available for distribution may not be sufficient to make distributions at expected levels, and we cannot assure you of our ability to make distributions in the future. We may use borrowed funds or funds from other sources to make distributions, which may adversely impact our operations.

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Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

Our Strategy

Our strategy focuses on maximizing the cash flow of our portfolio through focused asset management, targeted capital investment and opportunistic acquisitions. Our primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns for our stockholders. The key elements of our strategy that we believe will allow us to create long-term value are as follows:

Focus on Premium-Branded Limited-Service and Select-Service Hotels.    We focus on hotels in the upper midscale and upscale segments of the lodging industry. We believe that our focus on these segments provides us the opportunity to achieve stronger risk-adjusted returns across multiple lodging cycles than if we owned hotels in other segments of the lodging industry for several reasons, including:

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RevPAR Growth.    We believe our hotels will continue to experience meaningful revenue growth to the extent lodging industry fundamentals recover from the economic recession which caused industry-wide RevPAR to suffer a combined 18.4% decline in 2008 and 2009, according to Smith Travel Research. Industry conditions have shown improvement during the first half of 2011, and Colliers PKF Hospitality Research forecasts compound annual growth in RevPAR from 2011 to 2015 of 6.3% for the upscale segment and 5.1% for the upper midscale segment.

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More Stable Cash Flow Potential.    Our hotels can be operated with fewer employees than full-service hotels that offer more expansive food and beverage options, which we believe enables us to generate more consistent cash flows with less volatility resulting from reductions in RevPAR and less dependence on group travel.

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Broad Customer Base.    Our target brands deliver consistently high-quality hotel accommodations with value-oriented pricing that we believe appeals to a wider range of customers, including both business and leisure travelers, than more expensive full-service hotels. We believe that our hotels are particularly popular with frequent business travelers who seek to stay in hotels operating under Marriott, Hilton, Hyatt or IHG brands, which offer strong loyalty rewards program points that can be redeemed for family travel.

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Enhanced Diversification.    Premium-branded limited-service and select-service assets generally cost significantly less, on a per-key basis, than hotels in the upscale, upper upscale and luxury segments of the industry. As a result, we can diversify our investment capital into ownership of a larger number of hotels than we could in other segments.

Capitalize on Investments in Our Hotels.    Since January 1, 2007, we have made approximately $373.1 million of capital investments through development, strategic acquisitions and upgrades and improvements to our hotels in anticipation of improving general lodging fundamentals, including approximately $270.3 million of capital investment in our 19 hotels that either were built after January 1, 2007 or experienced a brand conversion since January 1, 2008. We believe that our investments are paying off, as these hotels have demonstrated significant RevPAR growth of 10.7% for the six months ended June 30, 2011, surpassing the RevPAR growth rates of 8.7% and 7.8% reported by Smith Travel Research for the upper midscale and upscale segments, respectively, as a whole.

Acquire Hotels in Attractive Transaction Landscape.    We believe that the significant decline in lodging fundamentals from 2008 through early 2010 and the resultant declines in cash flows has created a difficult environment for hotel owners lacking ready access to financing or suffering from reduced cash flows. As a result, we believe that the significant number of hotel properties that experienced substantial declines in operating cash flow, coupled with continued tight credit markets, near-term debt maturities and, in some instances, covenant defaults relating to outstanding indebtedness, will continue to present attractive investment opportunities to acquire hotel properties at prices below replacement cost and with substantial appreciation potential. We intend to continue to grow through acquisitions of existing hotels using a disciplined approach while maintaining a prudent capital structure. We target upper midscale and upscale hotels that meet one or more of the following acquisition criteria:

•	have potential for strong risk-adjusted returns located in the top 50 MSAs, with a secondary focus on the next 100 markets;

•	operate under leading franchise brands, which may include but are not limited to brands owned by Marriott, Hilton, IHG and Hyatt;

•

are located in close proximity to multiple demand generators, including businesses and corporate headquarters, retail centers, airports, medical facilities, tourist attractions and convention centers, with a diverse source of potential guests, including corporate, government and leisure travelers;

•	are located in markets exhibiting barriers to entry due to strong franchise areas of protection or other factors;

•	can be acquired at a discount to replacement cost; and

•	provide an opportunity to add value through operating efficiencies, repositioning, renovating or rebranding.

Selectively Develop Hotels.    We believe there will be attractive opportunities to partner on a selective basis with experienced hotel developers to acquire upon completion newly constructed hotels that meet our investment criteria.

Selectively Sell Hotels.    The primary focus of our strategy is to acquire and own hotels. However, consistent with our strategy of maximizing the cash flow of our portfolio and our return on invested capital, we periodically review our hotels to determine if any significant changes to area markets or our hotels have occurred or are anticipated to occur that would warrant the sale of a particular hotel.

Our Corporate Information

We were formed as a Maryland corporation on June 30, 2010 and intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2011. Our corporate offices are located at 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105. Our telephone number is (605) 361-9566. Our website is www.shpreit.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Stock, see “Description of the Series A Preferred Stock” and “Description of Capital Stock — Description of Preferred Stock” in this prospectus.

In this prospectus, references to: (i) our “junior equity securities” mean our common stock and any equity securities we may authorize or issue in the future that rank junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up; (ii) our “parity equity securities” mean any equity securities we may authorize or issue in the future that by their terms rank on a par with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up; and (iii) our “senior equity securities” mean any equity securities we may authorize or issue in the future that by their terms rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The term “equity securities” does not include any convertible debt securities we may authorize or issue in the future.

Issuer	Summit Hotel Properties, Inc.

Securities Offered	shares of Series A Preferred Stock ( shares if the underwriters exercise their over-allotment option in full). We reserve the right to reopen this series and issue additional shares of Series A Preferred Stock either through public or private sales at any time.

Dividends	Holders of Series A Preferred Stock will be entitled to receive cumulative cash dividends on the Series A Preferred Stock at the rate of % per annum of the $25.00 per share liquidation preference, which is equivalent to $ per annum per share. Dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about the last day of February, May, August and November of each year. The first dividend on the Series A Preferred Stock sold in this offering will be paid on November 30, 2011 and will be in the amount of $ per share.

No Maturity	The Series A Preferred Stock has no maturity date, and we are not required to redeem the Series A Preferred Stock. In addition, we are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the shares of Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or, under circumstances where the holders of Series A Preferred Stock have a conversion right, such holders decide to convert their shares.

Optional Redemption

We may not redeem the Series A Preferred Stock prior to                     , 2016, except as described below under “Special Optional Redemption” and in limited circumstances relating to maintaining our qualification as a REIT. On and after                     , 2016, we may, at our option, redeem the Series A Preferred Stock (including in connection with a Change of Control (as defined below) occurring on or after                     ,

2016), in whole, at any time or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

Special Optional Redemption	In the event of a Change of Control (as defined below), we may, at our option, exercise our special optional redemption right to redeem the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. To the extent that we exercise our redemption right relating to the Series A Preferred Stock, the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such common securities) listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights	Except to the extent that we have elected to exercise our optional redemption right or our special optional redemption right by providing a notice of redemption prior to the Change of Control Conversion Date, upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	(i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration upon conversion as described in this prospectus.

If we have provided a redemption notice with respect to some or all of the Series A Preferred Stock, holders of any Series A Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion Right in respect of any of their shares of Series A Preferred Stock that have been called for redemption, and any Series A Preferred Stock subsequently called for redemption that has been tendered for conversion will be redeemed on the applicable date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series A Preferred Stock — Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Liquidation Preference	In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders liquidating distributions in cash or property at fair market value as determined by our Board of Directors equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the payment. Holders of Series A Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common stock and any other junior equity securities.

Ranking

The Series A Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up: (i) senior to our common stock and our other junior equity securities, if any; (ii) pari passu with our parity equity securities, if any; and (iii) junior to all of our existing and future indebtedness and our senior equity securities, if any.

Voting Rights	Holders of Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six quarterly periods, whether or not consecutive, the holders of Series A Preferred Stock, voting as a single class with the holders of our parity equity securities, if any, having similar voting rights, will be entitled to vote for the election of two additional directors to serve on our Board of Directors until we pay all dividends which we owe on the Series A Preferred Stock. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock is required for us to authorize, create or increase the number of any class or series of senior equity securities or to amend our charter (including the articles supplementary designating the Series A Preferred Stock) in a manner that materially and adversely affects the rights of the holders of Series A Preferred Stock.

Among other things, we may, without any vote of the holders of Series A Preferred Stock, issue additional shares of Series A Preferred Stock and we may authorize and issue additional classes or series of parity equity securities.

Information Rights	During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any Series A Preferred Stock is outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Proposed NYSE Symbol	We intend to file an application to list the Series A Preferred Stock on the NYSE under the symbol “INNPrA.” If the application is approved, we expect trading to commence within 30 days after the initial delivery of the Series A Preferred Stock.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, including the Series A Preferred Stock. These provisions may limit the ability of the holders of Series A Preferred Stock to convert their Series A Preferred Stock into our common stock. Our Board of Directors may, in its sole discretion, exempt a person from the 9.8% ownership limit under certain circumstances. See “Description of the Series A Preferred Stock — Restrictions on Ownership and Transfer” and “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and other estimated offering expenses payable by us. We will contribute the net proceeds of this offering to our operating partnership in exchange for Series A Preferred Units. Our operating partnership will use the net proceeds as follows: (i) approximately $ million to repay the debt outstanding on our revolving credit facility; and (ii) the balance for general corporate purposes, which may include acquiring and investing in hotel properties, making capital improvements at our hotels and reducing our debt. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page 17 of this prospectus to read about certain risks you should consider before buying the Series A Preferred Stock.

Tax Consequences	Certain federal income tax considerations of purchasing, owning and disposing of the Series A Preferred Stock are summarized in this prospectus under the heading “Material Federal Income Tax Considerations.”

RISK FACTORS

An investment in the Series A Preferred Stock involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in the Series A Preferred Stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, results of operation and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected, the market price of the Series A Preferred Stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Series A Preferred Stock

The Series A Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional shares of preferred stock and by other transactions.

The Series A Preferred Stock will rank junior to all of our existing and future debt and senior equity securities and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our existing debt includes restrictions on our ability to pay dividends to preferred stockholders, and our future debt may include similar restrictions. Our charter currently authorizes the issuance of up to 100,000,000 shares of preferred stock in one or more classes or series. Subject to limitations prescribed by Maryland law and our charter, the Board of Directors is authorized to issue, from our authorized but unissued shares of capital stock, preferred stock in such classes or series as our Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series. The issuance of additional shares of Series A Preferred Stock or other parity equity securities would dilute the interests of the holders of Series A Preferred Stock, and the issuance of any senior equity securities or the incurrence of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock. Other than the conversion right afforded to holders of Series A Preferred Stock that may become exercisable in connection with certain changes of control as described in this prospectus under the heading “Description of the Series A Preferred Stock — Conversion Rights,” none of the provisions relating to the Series A Preferred Stock contain any terms relating to or limiting our indebtedness or affording the holders of Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of Series A Preferred Stock, so long as the rights of the holders of Series A Preferred Stock are not materially and adversely affected.

The Series A Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series A Preferred Stock, which could adversely impact the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect, together with holders of our parity equity securities having similar voting rights, if any, two additional directors to our Board of Directors in the event that six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our charter or articles supplementary relating to the Series A Preferred Stock that materially and adversely affect the rights of the holders of Series A Preferred Stock or create additional classes or series of senior equity securities. Other than the limited circumstances described in this prospectus, holders of Series A Preferred Stock will not have any voting rights. See “Description of the Series A Preferred Stock — Voting Rights.”

Our cash available for dividends may not be sufficient to pay dividends on the Series A Preferred Stock at expected levels, and we cannot assure you of our ability to pay dividends in the future. We may use borrowed funds or funds from other sources to pay dividends, which may adversely impact our operations.

We intend to pay regular quarterly dividends to our preferred stockholders. Distributions declared by us will be authorized by our Board of Directors in its sole discretion out of funds legally available for distribution and will depend upon a number of factors, including our earnings, our financial condition, the requirements for qualification as a REIT, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, the capital requirements of our company and other factors as our Board of Directors may deem relevant from time to time. We may be required to fund distributions from working capital, borrowings under our revolving credit facility, proceeds of this offering or a sale of assets to the extent distributions exceed earnings or cash flows from operations. Funding distributions from working capital would restrict our operations. If we borrow from our revolving credit facility in order to pay distributions, we would be more limited in our ability to execute our strategy of using that revolving credit facility to fund acquisitions or capital improvements. If we are required to sell assets to fund dividends, such asset sales may occur at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund dividends, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to pay dividends in the future. In addition, some of our distributions may be considered a return of capital for income tax purposes. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock.

You may not be permitted to exercise conversion rights upon a change of control. If exercisable, the change of control conversion feature of the Series A Preferred Stock may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the occurrence of a Change of Control, as a result of which our common stock and the common securities of the acquiring or surviving entity (or ADRs representing such common securities) are not listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ, holders of Series A Preferred Stock will have the right to convert some or all of their Series A Preferred Stock into our common stock (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to                     , 2016, we have a special optional redemption right to redeem the Series A Preferred Stock in the event of a Change of Control, and holders of Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. See “Description of the Series A Preferred Stock — Conversion Rights” and “Description of the Series A Preferred Stock — Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of Series A Preferred Stock converted. If the Common Stock Price (as defined in “Description of the Series A Preferred Stock — Conversion Rights”) is less than $             (which is approximately     % of the per-share closing sale price of our common stock on                     , 2011), subject to adjustment, the holders will receive a maximum of              shares of our common stock per share Series A Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In addition, those features of the Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

There is no established trading market for the Series A Preferred Stock and listing on the NYSE does not guarantee a market for the Series A Preferred Stock.

The Series A Preferred Stock is a new issue of securities with no established trading market. We intend to file an application to list the Series A Preferred Stock on the NYSE, but there can be no assurance that the NYSE will approve the Series A Preferred Stock for listing.

Even if the NYSE approves the Series A Preferred Stock for listing, there is no guarantee the Series A Preferred Stock will remain listed on the NYSE or any other nationally recognized exchange. If the Series A Preferred Stock is delisted from the NYSE or another nationally recognized exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Series A Preferred Stock;

•	reduced liquidity with respect to the Series A Preferred Stock;

•

a determination that the Series A Preferred Stock is “penny stock,” which will require brokers trading in the Series A Preferred Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Series A Preferred Stock; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Moreover, even if the NYSE approves the Series A Preferred Stock for listing, an active trading market on the NYSE for the Series A Preferred Stock may not develop or, if it does develop, may not last, in which case the market price of the Series A Preferred Stock could be materially and adversely affected.

We have been advised by the underwriters that they intend to make a market in the Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

The market price and trading volume of the Series A Preferred Stock may fluctuate significantly and be volatile due to numerous circumstances beyond our control.

The Series A Preferred Stock is a new issue of securities with no established trading market. We intend to file an application to list the Series A Preferred Stock on the NYSE, but there can be no assurance that the NYSE will approve the Series A Preferred Stock for listing. If the NYSE approves the Series A Preferred Stock for listing and if an active trading market does develop on the NYSE, the Series A Preferred Stock may trade at prices lower than the public offering price, and the market price of the Series A Preferred Stock would depend on many factors, including, but not limited to:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance, as well as the issuance by our subsidiaries, of additional preferred equity or debt securities; and

•	our financial condition, cash flows, liquidity, results of operations, funds from operations and prospects.

The trading prices of common and preferred equity securities issued by REITs and other real estate companies historically have been affected by changes in market interest rates. One of the factors that may influence the market price of the Series A Preferred Stock is the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments. An increase in market interest rates may lead prospective purchasers of the Series A Preferred Stock to demand a higher annual yield, which could reduce the market price of the Series A Preferred Stock.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock.

If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of the Series A Preferred Stock will bear the risk of our future offerings reducing the market price of the Series A Preferred Stock and diluting the value of their share holdings in us.

Risks Related to Our Business

Our business strategy depends significantly on achieving revenue and net income growth from anticipated increases in demand for hotel rooms — any delay or a weaker than anticipated economic recovery will adversely affect our future results of operations and our growth prospects.

Our hotel properties experienced declining operating performance across various U.S. markets during the recent economic recession. Our business strategy depends significantly on achieving revenue and net income growth from anticipated improvement in demand for hotel rooms as part of a future economic recovery. We, however, cannot provide any assurances that demand for hotel rooms will increase from current levels, or the time or extent of any demand growth that we do experience. If demand does not increase in the near future, or if demand weakens further, our operating results and growth prospects could be adversely affected. In particular, we already have reduced our operating expenses significantly in response to the recent economic recession and our ability to reduce operating expenses further to improve our operating performance is limited. Although there were some signs of an economic recovery through the middle of 2011, economic conditions appear to have weakened in recent months and remain fragile, and the risk exists that major global economies may suffer a “double dip” recession in which the economic improvements experienced in certain markets through the middle of 2011 reverse. Furthermore, although we believe lodging industry fundamentals will continue to improve, recent reports published by Colliers PKF Hospitality Research predict that lodging fundamentals will not improve as quickly or to the extent previously anticipated. If the anticipated economic recovery is weaker than anticipated or is delayed or if the U.S. economy falls into another recession or otherwise continues its recent downturn, our future results of operations and our growth prospects will be adversely affected.

Eleven of our hotels have experienced, and may continue to experience, a significant decline in occupancy, ADR, RevPAR and revenues due to termination of their franchise licenses in March 2011.

Occupancy, ADR, RevPAR and revenues at eleven of our hotels (containing an aggregate of 996 guestrooms) have been materially and adversely impacted as a result of the termination by the franchisor of the franchise licenses for these hotels. As of the date of this prospectus, eight of these hotels (containing an aggregate of 732 guestrooms) are operating under new franchise brands and three of the hotels (containing an aggregate of 264 guestrooms) are operating independently and will not be connected to a national franchise reservation system until new franchise agreements become effective. We currently expect that new franchise agreements for each of the three hotels currently operating independently will become effective upon completion of certain capital improvements as follows: (i) a new franchise agreement permitting our 127-room Baton Rouge, Louisiana hotel to operate as a DoubleTree by Hilton will become effective on October 19, 2011; (ii) a new franchise agreement permitting our 67-room Charleston, West Virginia hotel to operate as a Holiday Inn Express will become effective on November 3, 2011; and (iii) a new franchise agreement permitting our 70-room Ft. Worth, Texas hotel to operate as a Fairfield Inn & Suites by Marriott will become effective during the second quarter of 2012. However, we can give no assurances that any of these three franchise agreements will become effective within the stated timeframe or at all. Six of the eleven hotels (containing an aggregate of 500 guestrooms) currently are operating under lesser-known franchise brands, which provide lower levels of marketing support and guest loyalty programs that may not be as strong as those of the larger brands, which we believe is likely to result in less demand for guestrooms in these hotels than existed while the hotels operated under the former franchise brands. As a result, occupancy, ADR, RevPAR and revenues for these hotels may continue to be materially and adversely impacted and we may not achieve the operating performance we had previously anticipated, and our overall returns may not improve as we had expected or may decline.

We have limited operating history as a publicly traded REIT and may not be successful in operating as a publicly traded REIT, which may adversely affect our ability to make distributions to our stockholders.

We commenced operations as a publicly traded REIT on February 14, 2011 upon completion of our IPO. The REIT rules and regulations are highly technical and complex. We cannot assure you that our management team’s past experience will be sufficient to successfully operate our company as a publicly traded REIT, implement appropriate operating and investment policies and comply with the provisions of the Internal Revenue Code of 1986, as amended, or the Code, or Treasury regulations that are applicable to REITs. Failure to comply with the income, asset, and other requirements imposed by the REIT rules and regulations could prevent us from qualifying as a REIT, and could force us to pay unexpected taxes and penalties which may adversely affect our ability to make distributions to our stockholders.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our management team to manage our day-to-day operations and strategic business direction. The loss of services from any of the members of our management team, particularly our Executive Chairman, Mr. Boekelheide, and our President and Chief Executive Officer, Daniel P. Hansen, and our inability to find suitable replacements on a timely basis could have an adverse effect on our operations.

We may fail to successfully integrate and operate newly acquired hotels.

We recently acquired five hotel properties that have an aggregate of 567 guestrooms and are located in four states. Our ability to successfully integrate and operate these or other newly acquired hotels is subject to the following risks:

•	we may not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could result in us paying too much for hotels in new markets;

•	market conditions may result in lower than expected occupancy and room rates;

•

we may acquire hotels without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the hotels and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the hotels;

•	we may need to spend more than budgeted amounts to make necessary improvements or renovations to our newly acquired hotels; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of hotels, into our existing operations.

If we cannot operate acquired hotels to meet our goals or expectations, our business, financial condition, results of operations and cash flow, our ability to satisfy our debt service obligations and make distributions to our stockholders could be materially and adversely affected.

We may be unable to complete additional acquisitions that would grow our business.

Our growth strategy includes the disciplined acquisition of hotels as opportunities arise. Our ability to acquire hotels on satisfactory terms or at all is subject to the following significant risks:

•

we may be unable to acquire or may be forced to acquire at significantly higher prices desired hotels because of competition from other real estate investors with more capital, including other real estate operating companies, REITs and investment funds;

•	we may be unable to obtain the necessary debt or equity financing to consummate an acquisition or, if obtainable, financing may not be on satisfactory terms; and

•

agreements for the acquisition of hotels are typically subject to customary conditions to closing, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate.

As a result, we can provide no assurances that we will consummate acquisitions on terms satisfactory to us or at all. If we cannot complete hotel acquisitions on favorable terms or at all, our business, financial condition, results of operations and cash flow, the market price of our common stock and our ability to satisfy our debt service obligations and make distributions to our stockholders could be materially and adversely affected.

The management of substantially all of our hotels is concentrated in one hotel management company.

Substantially all of our hotels are operated by Interstate. This significant concentration of operational risk in one hotel management company makes us more vulnerable economically than if we entered into hotel management agreements with several hotel management companies. Any adverse developments in Interstate’s business and affairs, financial strength or ability to operate our hotels efficiently and effectively could have a material adverse effect on our results of operations. We cannot assure you that Interstate will satisfy its obligations to us or effectively and efficiently operate our hotel properties. The failure or inability of Interstate to satisfy its obligations to us or effectively and efficiently operate our hotel properties would materially reduce our revenues and net income, which could in turn reduce the amount of our distributable cash.

Termination of our hotel management agreement with Interstate may cause us to pay substantial termination fees or to experience significant disruptions at the affected hotels.

If we replace Interstate as the hotel manager of any of our hotels, we may be required to pay a substantial termination fee and we may experience significant disruptions at the affected hotel. If we experience disruptions at the affected hotel, our financial condition, results of operations and our ability to service debt and make distributions to our stockholders could be materially and adversely affected.

Restrictive covenants and other provisions in hotel management and franchise agreements could preclude us from taking actions with respect to the sale, refinancing or rebranding of a hotel that would otherwise be in our best interest.

Hotel management and franchise agreements typically contain restrictive covenants and other provisions that do not provide us with flexibility to sell, refinance or rebrand a hotel without the consent of a manager or franchisor. For example, the terms of some of these agreements may restrict our ability to sell a hotel unless the purchaser is not a competitor of the hotel management company or franchisor assumes the related agreement and meets specified other conditions. In addition, our franchise agreements restrict our ability to rebrand particular hotels without the consent of the franchisor, which could result in significant operational disruptions and litigation if we do not obtain the consent. We could be forced to pay consent or possibly termination fees to hotel managers or franchisors under these agreements as a condition to changing management or franchise brands of our hotels, and these fees could deter us from taking actions that would otherwise be in our best interest or could cause us to incur substantial expense.

We may not be able to cause our hotel management companies to operate any of our hotels in a manner satisfactory to us, which could adversely affect our financial condition, results of operations and our ability to service debt and make distributions to our stockholders.

To qualify as a REIT, we cannot operate our hotels. We lease our hotels to our TRS lessees, which, in turn, enter into hotel management agreements with hotel management companies, such as Interstate, that qualify as “eligible independent contractors” to operate our hotels. As a result, our financial condition, results of operations and our ability to service debt and make distributions to stockholders are dependent on the ability of Interstate and other hotel management companies that we retain to operate our hotels successfully. Any failure by our hotel management companies to provide quality services and amenities or maintain a quality brand name and reputation could have a negative impact on their ability to operate our hotels and could have a material and adverse affect our financial condition, results of operations and our ability to service debt and make distributions to our stockholders.

We cannot control the hotel management companies that operate and are responsible for maintenance and other day-to-day management of our hotels, including, but not limited to, the implementation of significant operating decisions. We cannot assure you that our hotel management companies will manage our properties in a manner that is consistent with their obligations under the management agreement or our obligations under our hotel franchise agreements, that our hotel management companies will not be negligent in their performance or engage in other criminal or fraudulent activity, or that they will not otherwise default on their management obligations to us. If any of the foregoing occurs, our relationships with our franchisors may be damaged and we may then be in breach of our franchise agreements, and we could incur liabilities resulting from loss or injury to our property or to persons at our properties, any of which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to stockholders.

Even if we believe a hotel is being operated inefficiently or in a manner that does not result in satisfactory operating results, we have limited ability to require the hotel management company to change its method of operation. We generally will attempt to resolve issues with our hotel management companies through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution or arbitration. We would only be able to seek redress if a hotel management company violates the terms of the applicable hotel management agreement, and then only to the extent of the remedies provided for under the terms of the hotel management agreement. Our hotel managers or their affiliates manage, and in some cases own, have invested in, or provided credit support or operating guarantees to hotels that compete with our hotels, all of which may result in conflicts of interest. As a result, our hotel managers may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interest.

Funds spent to maintain franchisor operating standards, the loss of a franchise license or a decline in the value of a franchise brand may have a material adverse effect on our business and financial results.

Our hotels operate under franchise agreements, and the maintenance of franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. We expect that franchisors will periodically inspect our hotels to ensure that we, our TRS lessees and our hotel management companies maintain our franchisors’ standards. Failure by us, our TRS lessees or any of our hotel management companies to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we could also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition of our continued holding of a franchise license, a franchisor could also require us to make capital improvements to our hotels, even if we do not believe the improvements are necessary or desirable or would result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital improvements.

If a franchisor terminated a franchise license, we could try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels, particularly if our hotels become concentrated in a limited number of franchise brands in the future, could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition, results of operations and ability to service debt and make distributions to our stockholders.

Negative publicity related to one of the franchise brands or the general decline of a brand also may adversely affect the underlying value of our hotels or result in a reduction in business.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing obligations.

In order to qualify as a REIT under the Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needed to make investments and to satisfy or refinance maturing obligations.

We expect to rely on external sources of capital, including debt and equity financing, to fund future capital needs, including the refinancing of our existing indebtedness as needed. Part of our strategy involves the use of additional debt financing to supplement our equity capital. Our ability to effectively implement and accomplish our business strategy will be affected by our ability to obtain and utilize additional leverage in sufficient amounts and on favorable terms. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability of both debt and equity financing, increasing costs, stringent credit terms and significant volatility. If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of the shares of our common stock. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis on favorable terms.

We have approximately $114.6 million of debt that matures or is callable by the lenders before December 2013, and it may be difficult for us to refinance that debt on terms acceptable to us or at all.

As of the date of this prospectus, approximately 55.3% of our existing debt (approximately $114.6 million) matures or is callable before December 2013. It may be difficult to refinance such loans on terms acceptable to us, or at all, and we may not have sufficient borrowing capacity on our revolving credit facility to repay the maturing debt using draws on that facility for amounts that we are unable to refinance. Although we believe that we will be able to refinance these loans or will have the capacity to repay them, if necessary, using draws under our revolving credit facility, there can be no assurance that our revolving credit facility will be available to repay such maturing debt, as draws under our credit facility are subject to certain financial covenants.

Of the amount that is maturing or callable before December 2013, approximately $70.2 was loaned to us by ING pursuant to four loan agreements. In May 2011, ING notified us that it was exercising its contractual right to declare the entire principal balance and accrued but unpaid interest on its loan to us, which had an outstanding principal balance of approximately $28.3 million as of June 30, 2011, to become due and payable on January 1, 2012. On October 3, 2011, we and ING agreed to a non-binding term sheet pursuant to which we plan to refinance and consolidate that loan and our other three ING loans, which four loans collectively had an aggregate outstanding balance of approximately $71.0 million as of June 30, 2011, into a single 7-year term loan with a principal balance of $67.5 million, amortized over 20 years and bearing an annual interest rate of 6.10%, collateralized by 16 properties containing 1,639 guestrooms. After taking into account the continuing amortization of the existing loans through closing and the proceeds of the new loan, we expect to fund at closing approximately $1.0 million of principal paydown with available cash or a draw on our revolving credit facility. We are working with ING to complete final documentation for this loan structure prior to January 1, 2012 and expect that the new loan will be funded by the end of the first quarter of 2012. However, we can give no assurances that we will be able to refinance the four ING loans or any of them on these terms within the expected timeframe or at all.

If we are unable to repay our maturing debt using draws under our revolving credit facility, we may be forced to choose from a number of unfavorable options. These options include agreeing to otherwise unfavorable financing terms on one or more of our unencumbered assets, selling one or more hotels or issuing common or preferred equity at disadvantageous terms, including unattractive prices, or defaulting on the mortgage debt and permitting the lender to foreclose on the underlying asset or assets securing the loan. Because some of our debt arrangements contain cross-default or acceleration provisions, permitting any lender or lenders to default or accelerate any of our debt obligations could expose our other assets to similar risks. Any one of these options could have a material adverse effect on our business, results of operations, financial condition and ability to pay distributions to our stockholders. In addition, failure to pay maturing debt when due could create an event of default under the terms of certain of our other indebtedness.

We have a significant amount of debt, and our organizational documents have no limitation on the amount of additional indebtedness that we may incur in the future. As a result, we may become highly leveraged in the future, which could adversely affect our financial condition.

We have a significant amount of indebtedness. In the future, we may incur additional indebtedness to finance future hotel acquisitions and development activities and other corporate purposes. In addition, there are no restrictions in our charter or bylaws that limit the amount or percentage of indebtedness that we may incur nor restrict the form in which our indebtedness will be incurred (including recourse or non-recourse debt or cross-collateralized debt).

A substantial level of indebtedness could have adverse consequences for our business, results of operations and financial condition because it could, among other things:

•

require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes, including to pay dividends on the Series A Preferred Stock and our common stock as currently contemplated or necessary to satisfy the requirements for qualification as a REIT;

•	increase our vulnerability to general adverse economic and industry conditions and limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	limit our ability to borrow additional funds or refinance indebtedness on favorable terms or at all to expand our business or ease liquidity constraints; and

•	place us at a competitive disadvantage relative to competitors that have less indebtedness.

The agreements governing our indebtedness place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The agreements governing our indebtedness contain covenants that place restrictions on us and our subsidiaries. These covenants may restrict, among other activities, our and our subsidiaries’ ability to:

•	merge, consolidate or transfer all or substantially all of our or our subsidiaries’ assets;

•	sell, transfer, pledge or encumber our stock or the ownership interests of our subsidiaries;

•	incur additional debt or issue preferred stock;

•	enter into, terminate or modify leases for our hotels and hotel management and franchise agreements;

•	make certain expenditures, including capital expenditures;

•	pay dividends on, or repurchase, our capital stock; and

•	enter into certain transactions with affiliates.

These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. Our ability to comply with financial and other covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants or covenants under any other agreements governing our indebtedness could result in an event of default. Cross-default provisions in our debt agreements could cause an event of default under one debt agreement to trigger an event of default under our other debt agreements. Upon the occurrence of an event of default under any of our debt agreements, the lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. If we were unable to repay or refinance the accelerated debt, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our hotels, and the proceeds from the sale of these hotels may not be sufficient to repay such debt in full.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in any hotel subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on secured indebtedness may result in foreclosure actions initiated by lenders and ultimately our loss of the hotels securing any loans for which we are in default. If we are in default under a cross-defaulted mortgage loan, we could lose multiple hotels to foreclosure. For tax purposes, a foreclosure of any of our hotels would be treated as a sale of the hotel for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the hotel, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. As we execute our business plan, we may assume or incur new mortgage indebtedness on our hotels. Any default under any one of our mortgage debt obligations may increase the risk of our default on our other indebtedness.

An increase in interest rates would increase our interest costs on our variable rate debt and could adversely impact our ability to refinance existing debt or sell assets.

An increase in interest rates would increase our interest payments and reduce our cash flow available for other corporate purposes, including capital improvements to our hotels or acquisitions of additional hotels. In addition, rising interest rates could limit our ability to refinance existing debt when it matures and increase interest costs on any debt that is refinanced. Further, an increase in interest rates could increase the cost of financing, thereby decreasing the amount third parties are willing to pay for our hotels, which would limit our ability to dispose of hotels when necessary or desired. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Qualitative and Quantitative Effects of Market Risk.”

Although we have not entered into any hedging arrangements, we may, from time to time, enter into agreements such as interest rate swaps, caps, floors and other interest rate hedging contracts. However, these agreements reduce, but do not eliminate, the impact of rising interest rates, and they also expose us to the risk that other parties to the agreements will not perform or that the agreements will be unenforceable.

Joint venture investments could be adversely affected by a lack of sole decision-making authority with respect to such investments.

In the future we may enter into strategic joint ventures with unaffiliated investors to acquire, develop, improve or dispose of hotels, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. We may not have sole decision-making authority with respect to these investments, which may:

•	prevent us from taking actions that are opposed by our joint venture partners;

•	create impasses on major decisions, such as acquisitions or sales;

•	prevent us from selling our interests in the joint venture without the consent of our joint venture partners; or

•	subject us to liability for the actions of our joint venture partners.

Joint venture investments could subject us to risks related to the financial condition of joint venture partners.

If a joint venture partner becomes bankrupt or otherwise defaults on its obligations under a joint venture agreement, we and any other remaining joint venture partners would generally remain liable for the joint venture liabilities. Furthermore, if a joint venture partner becomes bankrupt or otherwise defaults on its obligations under a joint venture agreement, we may be unable to continue the joint venture other than by purchasing such joint venture partner’s interests or the underlying assets at a premium to the market price. If any of the above risks are realized, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may have disputes with joint venture partners.

Disputes between us and our joint venture partners may result in litigation or arbitration which could increase our expenses and prevent our officers and directors from focusing their time and effort on our business and could result in subjecting the hotels owned by the applicable joint venture to additional risks.

Our tax protection agreements may require our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business, which may impair our ability to generate cash available for distribution and otherwise not be in your best interests.

In connection with our formation transactions, our operating partnership entered into tax protection agreements with certain limited partners, including The Summit Group, which is wholly owned and controlled by Mr. Boekelheide. Our operating partnership has provided and will continue to provide those limited partners with the opportunity to guarantee debt or enter into a deficit restoration obligation, both of which are intended to cause a special allocation of liabilities to those limited partners to prevent them from recognizing a taxable deemed cash distribution. If our operating partnership fails to continue to make those opportunities available, our operating partnership will be required to pay to each such limited partner a cash amount intended to approximate that member’s tax liability resulting from our operating partnership’s failure to make such opportunities available to them. Our operating partnership agreed to these provisions in order to assist those limited partners in avoiding a taxable deemed cash distribution that may have otherwise occurred in connection with our formation transactions. These obligations may require our operating partnership to maintain more or different indebtedness than would otherwise have been required for our business, which could result in higher interest expense than we would prefer to incur, reducing cash available for distribution to stockholders.

Risks Related to the Lodging Industry

Recent economic conditions may continue to adversely affect the lodging industry.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product, or GDP. The lodging industry is also sensitive to business and personal discretionary spending levels. Declines in corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of our assets and therefore the net operating profits of our investments. The recent economic downturn has led to a significant decline in demand for products and services provided by the lodging industry.

We anticipate that any recovery of demand for lodging services will lag an improvement in economic conditions. A further extended period of economic weakness could have an adverse impact on our revenues and negatively affect our profitability.

Competition from other upper midscale and upscale hotels in the markets in which we operate could have a material adverse effect on our results of operations.

The lodging industry is highly competitive. Our hotels compete with other hotels for guests in each market in which our hotels operate based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competition will often be specific to the individual markets in which our hotels are located and includes competition from existing and new hotels. Our competitors may have an operating model that enables them to offer rooms at lower rates than we can, which could result in our competitors increasing their occupancy at our expense. Competition could adversely affect our occupancy, ADR and RevPAR, and may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which could reduce our profitability and could materially and adversely affect our results of operations.

Our investment opportunities and growth prospects may be affected by competition for investment opportunities.

We compete for investment opportunities with other entities, some of which have substantially greater financial resources than we do. This competition may generally limit the number of suitable investment opportunities offered to us, which may limit our ability to grow. This competition may also increase the bargaining power of the owners of assets seeking to sell to us, making it more difficult for us to acquire new hotels on attractive terms or at all.

Our operating results and ability to make distributions to our stockholders may be adversely affected by the markets in which we operate.

Our hotels are subject to various operating risks within the markets in which we will operate. These risks include:

•	over-building of hotels in our markets, which could adversely affect occupancy and revenues at the hotels we acquire;

•	adverse effects of international, national, regional and local economic and market conditions; and

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances.

Our operating results and ability to make distributions to our stockholders may be adversely affected by the risks inherent to the ownership of hotels.

Hotels have different economic characteristics than many other real estate assets. A typical office property owner, for example, has long-term leases with third-party tenants, which provide a relatively stable long-term stream of revenue. By contrast, our hotels are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

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events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and severe acute respiratory syndrome, or SARS, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns, including natural disasters such as hurricanes and environmental disasters such as the oil spill in the Gulf of Mexico;

•	potential increases in labor costs at our hotels, including as a result of unionization of the labor force; and

•	adverse effects of a downturn in the lodging industry.

We have significant ongoing needs to make capital expenditures in our hotels, which require us to devote funds to these purposes and could pose related risks that might impair our ability to make distributions to our stockholders.

Our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. Our franchisors also require periodic capital improvements as a condition of keeping the franchise licenses. In addition, lenders may require that we set aside annual amounts for capital improvements to our assets. These capital improvements and replacements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

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a possible shortage of available cash to fund capital improvements and replacements and, the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•	these capital improvements and replacements may not prove to be accretive to FFO; and

•	uncertainties as to market demand or a loss of market demand after capital improvements and replacements have begun.

If any of the above risks were to be realized, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Hotel development is subject to timing, budgeting and other risks. To the extent we develop hotels or acquire hotels that are under development, these risks may adversely affect our operating results and liquidity position.

We may develop hotels or acquire hotels that are under development from time to time as suitable opportunities arise, taking into consideration general economic conditions. Hotel development involves a number of risks, including the following:

•	possible environmental problems;

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	inability to raise capital; and

•	governmental restrictions on the nature or size of a project.

To the extent we develop hotels or acquire hotels under development, we cannot assure you that any development project will be completed on time or within budget. Our inability to complete a project on time or within budget may adversely affect our projected operating results and our liquidity position.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Our hotel rooms are likely to be booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to the brands under which our hotels are franchised. If the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

Uninsured and underinsured losses could adversely affect our operating results.

We intend to maintain comprehensive insurance on our hotels, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by owners of hotels similar to our hotels. Various types of catastrophic losses, like earthquakes and floods, or losses related to business disruption from disputes with franchisors may not be insurable or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the asset. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate an asset after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed hotels.

Risks Related to the Real Estate Industry and Real Estate-Related Investments

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of hotels in which we may invest or to adjust our portfolio in response to changes in economic and other conditions, and, therefore, may harm our financial condition.

In the future, we may decide to sell hotels. Hotel investments are relatively illiquid. Our ability to promptly sell one or more hotels in our portfolio in response to changing economic, financial and investment conditions may be limited. We cannot predict whether we will be able to sell any hotels for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of an asset. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures, that may require us to expend funds to correct defects or to make improvements before an asset can be sold;

•	changes in operating expenses; and

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civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist acts such as those that occurred on September 11, 2001.

Increases in our property taxes would adversely affect our operating results and our ability to make distributions to our stockholders.

Our hotels are subject to real and personal property taxes. These taxes may increase as tax rates change and as our hotels are assessed or reassessed by taxing authorities. If property taxes increase, our operating results and our ability to make distributions to our stockholders could be adversely affected.

We could incur significant costs related to government regulation and litigation over environmental, health and safety matters.

Our hotels and development parcels are subject to various federal, state and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require us, as the current owner of the property, to perform or pay for the clean up of contamination (including hazardous substances, waste or petroleum products) at, on, under or emanating from the property and to pay for natural resource damages arising from contamination. These laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused the contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned a property at the time it became contaminated, we could incur cleanup costs or other environmental liabilities even after we sell properties. Contamination at, on, under or emanating from our properties also may expose us to liability to private parties for costs of remediation, personal injury and death and/or property damage. In addition, environmental liens may be created on contaminated sites in favor of the government for damages and costs it incurs to address contamination. If contamination is discovered on our properties, environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, our hotels (including our real property, operations and equipment) are subject to various federal, state and local environmental, health and safety regulatory requirements that address a wide variety of issues, including, but not limited to, the registration, maintenance and operation of our boilers and storage tanks, the supply of potable water to our guests, air emissions from emergency generators, storm water and wastewater discharges, protection of natural resources, asbestos, lead-based paint, mold and mildew, and waste management. Some of our hotels also routinely handle and use hazardous or regulated substances and wastes as part of their operations, which are subject to regulation (for example, swimming pool chemicals or biological waste). Our hotels incur costs to comply with these environmental, health and safety laws and regulations and if these regulatory requirements are not met or unforeseen events result in the discharge of dangerous or toxic substances at our hotels, we could be subject to fines and penalties for non-compliance with applicable laws and material liability from third parties for harm to the environment, damage to real property or personal injury and death. We are aware of no past or present contamination or environmental liability for non-compliance with environmental, health and safety laws and regulations that we believe would have a material adverse effect on our business, assets or results of operations.

Certain hotels we currently own or those we acquire in the future contain, may contain, or may have contained, asbestos-containing material, or ACM. Environmental, health and safety laws require that ACM be properly managed and maintained, and include requirements to undertake special precautions, such as removal or abatement, if ACM would be disturbed during maintenance, renovation, or demolition of a building. These laws regarding ACM may impose fines and penalties on building owners, employers and operators for failure to comply with these requirements or expose us to third-party liability.

Our hotels may contain or develop harmful mold or other indoor air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our hotels could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to material liability to third parties if property damage or personal injury occurs.

Compliance with the laws, regulations and covenants that are applicable to our hotels, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays and adversely affect our growth strategy.

Our hotels are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our hotels and may require us to obtain approval from local officials or community standards organizations at any time with respect to our hotels, including prior to acquiring a hotel or when undertaking any renovations of any of our hotels. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our growth strategy may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals. Our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on our business, financial condition and results of operations.

In addition, federal and state laws and regulations, including laws such as the Americans with Disabilities Act of 1990, or the ADA, impose further restrictions on our operations. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our hotels may currently be in non-compliance with the ADA. If one or more of the hotels in our portfolio is not in compliance with the ADA or any other regulatory requirements, we may be required to incur additional costs to bring the hotel into compliance and we might incur damages or governmental fines. In addition, existing requirements may change and future requirements may require us to make significant unanticipated expenditures that would adversely impact our business, financial condition, results of operations and cash flow, the market price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders.

If we default on ground leases for land on which any of our hotels are located, our business could be materially and adversely affected.

If we default under the terms of any of our ground leases and are unable to cure the default in a timely manner, we may be liable for damages and could lose our leasehold interest in the applicable property and interest in the hotel on the applicable property. If any of the events of default were to occur and are not timely cured, our business, financial condition, results of operations and cash flow, the market price of our securities and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected.

Risks Related to Conflicts of Interest

Members of our management team exercised significant influence with respect to the terms of our formation transactions, including transactions in which they determined the compensation they would receive.

The number of common units issued by our operating partnership in our formation transactions was determined by our management team based on its valuation of our predecessor and the hotels owned by our predecessor and Summit of Scottsdale. Our management team determined the value of our predecessor and these hotels by considering various valuation factors and methodologies, including an analysis of available third-party valuations on some of the hotels, market sales comparables, market capitalization rates and general market conditions for similar hotels.

Both we and our predecessor sought to structure our formation transactions so as to minimize potential conflicts of interest, including by appointing a special committee of our predecessor’s independent managers to review the terms of the proposed merger of our predecessor into our operating partnership. However, we did not conduct arm’s-length negotiations with our predecessor’s members or the members of Summit of Scottsdale with respect to the terms of our formation transactions, including the merger. Mr. Boekelheide, our Executive Chairman, and his affiliates, including The Summit Group, had substantial, pre-existing ownership interests in our predecessor and Summit of Scottsdale. In addition, Mr. Aniszewski, our Executive Vice President and Chief Operating Officer, had a pre-existing ownership interest in our predecessor. Both Mr. Boekelheide and Mr. Aniszewski sat on the board of managers of our predecessor that approved the terms of our formation transactions. In the course of structuring our formation transactions, Mr. Boekelheide and Mr. Aniszewski had the ability to influence the type and level of benefits they will receive from us. We did not obtain a fairness opinion with respect to the fairness of the merger consideration to us and we did not obtain recent third-party appraisals for all of the hotels acquired by us in our formation transactions. As a result, the consideration paid by us in the merger may have exceeded the fair market value of the hotels and other assets acquired by us in our formation transactions or the price that would have been paid in an arm’s-length transaction.

We assumed liabilities in connection with the formation transactions, including unknown liabilities, which, if significant, could adversely affect our business.

As part of the formation transactions, we assumed existing liabilities of our predecessor and its affiliates, including, but not limited to, liabilities in connection with our hotels, some of which may be unknown or unquantifiable. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of hotel guests, vendors or other persons dealing with our predecessor, The Summit Group and their affiliates prior to the merger, tax liabilities, employment-related issues and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. In addition, because the aggregate value of the common units issued in the formation transactions was less than the value assumed in the fairness opinion, our predecessor and we will not benefit from the fairness opinion rendered to our predecessor. This could increase our exposure to claims, if brought, that the merger was not fair to our predecessor’s members. If the magnitude of such unknown liabilities is high, they could adversely affect our business, financial condition, results of operations and cash flow, and our ability to satisfy our debt service obligations and to make distributions.

Tax consequences to certain limited partners of our operating partnership, including certain of our executive officers and directors, upon a sale or refinancing of certain hotels may cause their interests to differ from the interests of our stockholders.

As a result of the unrealized built-in gain that may be attributable to one or more of our hotels, certain limited partners of our operating partnership, including certain of our executive officers and directors, may experience more onerous tax consequences than our stockholders upon the sale or refinancing of these hotels, including disproportionately greater allocations of items of taxable income and gain upon the occurrence of such an event. The tax protection agreements that we entered into with certain limited partners of our operating partnership, including The Summit Group, which is wholly owned by our Executive Chairman, Mr. Boekelheide, do not provide protection from those more onerous tax consequences. A limited partner of our operating partnership that receives a disproportionately greater allocation of taxable income and gain will not receive a correspondingly greater distribution of cash proceeds with which to pay the income taxes on such income. Accordingly, certain limited partners of our operating partnership, including certain of our executive officers and directors, may have different objectives regarding the appropriate pricing, timing and other material terms of any sale or refinancing of such hotels and could exercise their influence over our affairs by attempting to delay, defer or prevent a transaction that might otherwise be in the best interests of our stockholders.

Our tax protection agreements may require us to maintain certain debt levels that otherwise would not be required to operate our business, which may impair our ability to generate cash available for distribution and otherwise not be in your best interests.

Under the tax protection agreements, our operating partnership provided to certain of its limited partners, including The Summit Group, the opportunity to guarantee debt or enter into a deficit restoration obligation, both of which are intended to prevent them from recognizing a taxable deemed cash distribution. If our operating partnership fails to make those opportunities available, it will be required to pay to each such limited partner a cash amount intended to approximate such limited partner’s tax liability resulting from its failure to make such opportunities available to them. These obligations may require us to maintain more or different indebtedness than would otherwise have been required for our business, which could result in higher interest expense than we would prefer to incur, reducing cash available for distribution to stockholders.

Our fiduciary duties as the general partner of our operating partnership could create conflicts of interest.

We, through our wholly owned subsidiary that serves as the sole general partner of our operating partnership, have fiduciary duties to our operating partnership’s limited partners, the discharge of which may conflict with the interests of our stockholders. The limited partners of our operating partnership have agreed for so long as we own a controlling interest in our operating partnership that, in the event of a conflict between the duties owed by our directors to our company and the duties that we owe, in our capacity as the sole general partner of our operating partnership, to the limited partners, our directors must give priority to the interests of our stockholders. In addition, those persons holding common units will have the right to vote on certain amendments to the limited partnership agreement (which require approval by a majority in interest of the limited partners, including us) and individually to approve certain amendments that would adversely affect their rights, as well as the right to vote on mergers and consolidations of the general partner or us in certain limited circumstances. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we cannot adversely affect the limited partners’ rights to receive distributions, as set forth in the limited partnership agreement, without their consent, even though modifying such rights might be in the best interest of our stockholders generally.

Certain key members of our senior management team continue to be involved in other businesses, which may interfere with their ability to devote time and attention to our business and affairs.

We rely on our senior management team, including Mr. Boekelheide, for the day-to-day operations of our business. Mr. Boekelheide and other key members of our senior management team, including Messrs. Hansen and Aniszewski, continue to serve as executive officers and directors of The Summit Group. The Summit Group manages one hotel that is not owned by us, a Comfort Suites located in Tucson, Arizona. Our employment agreement with Mr. Boekelheide requires him to devote a substantial portion of his business time and attention to our business and our employment agreements with our other executive officers require our executives to devote substantially all of their business time and attention to our business. In addition, Mr. Boekelheide, as well as our Executive Vice President and Chief Financial Officer, Mr. Becker, and our Vice President of Acquisitions, Mr. Bertucci, serve as officers of Summit Green Tiger Investments, LLC, or Summit Green Tiger. Summit Green Tiger co-manages two private investment funds, which own a total of six multi-family properties. We do not compete with these funds for investment opportunities. These outside business interests may reduce the amount of time that Messrs. Boekelheide, Hansen, Aniszewski, Becker and Bertucci are able to devote to our business.

Risks Related to Our Organization and Structure

Provisions of our charter may limit the ability of a third party to acquire control of us by authorizing our Board of Directors to issue additional securities.

Our Board of Directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued shares of common stock or preferred stock, and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may authorize the issuance of additional shares or establish a series of common or preferred stock that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest. These provisions, along with the restrictions on ownership and transfer contained in our charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our Board of Directors or stockholders to approve proposals to acquire our company or effect a change in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to Maryland corporations may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of us who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, our common stockholders receive a minimum price, as defined in the MGCL, for their stock and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares; and

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“control share” provisions that provide that our “control shares” (defined as voting shares of stock which, when aggregated with all other shares of stock controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers or by our employees who are also directors of our company.

By resolution of our Board of Directors, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our Board of Directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

The ability of our Board of Directors to change our major policies without the consent of stockholders may not be in your interest.

Our Board of Directors determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to stockholders. Our Board of Directors may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

The ability of our Board of Directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

We are a holding company with no direct operations. As a result, we rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership activities, including the issuance of additional common or preferred units.

We are a holding company and conduct all of our operations through our operating partnership. We do not have, apart from our ownership interest in our operating partnership, any independent operations. As a result, we rely on distributions from our operating partnership to pay any dividends on shares of our common or preferred stock. We also rely on distributions from our operating partnership to meet our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to us that do not equal to the tax on such allocated taxable income).

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our operating partnership may issue additional common or preferred units to third parties in the future. Such issuances could reduce our ownership percentage in our operating partnership. Because our stockholders will not directly own any common or preferred units, they will not have any voting rights with respect to any such partnership securities or other partnership-level activities of our operating partnership.

Risks Related to Ownership of Our Common Stock

Our common stock has a limited trading history and is thinly traded.

The Series A Preferred Stock may be converted into our common stock upon a Change of Control. Our common stock has traded on the NYSE since our IPO was completed in February 2011. During this period, the shares have traded in relatively small average daily volumes. If our common stock continues to be thinly traded, it may enhance volatility in the market price and make it difficult for investors to buy or sell shares in the public market without materially affecting the market price. We cannot assure you that a more robust trading market will develop or be sustained. If limited trading in our common stock continues, it may be difficult to sell shares in the public market at any given time at prevailing prices.

The NYSE or another nationally recognized exchange may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock is listed on the NYSE under the symbol “INN.” In order to remain listed we will be required to meet the continued listing requirements of the NYSE or, in the alternative, any other nationally recognized exchange to which we apply. We may be unable to satisfy those listing requirements, and there is no guarantee our common stock will remain listed on the NYSE or any other nationally recognized exchange. If our common stock is delisted from the NYSE or another nationally recognized exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our common stock;

•	reduced liquidity with respect to our common stock;

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a determination that our common stock is “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the common stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our cash available for distribution may not be sufficient to make distributions at expected levels, and we cannot assure you of our ability to make distributions in the future. We may use borrowed funds or funds from other sources to make distributions, which may adversely impact our operations.

We intend to make distributions to our common stockholders and holders of common units. Distributions declared by us will be authorized by our Board of Directors in its sole discretion out of funds legally available for distribution and will depend upon a number of factors, including restrictions under applicable law and the capital requirements of our company. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, the requirements for qualification as a REIT, restrictions under applicable law and other factors as our Board of Directors may deem relevant from time to time. We may be required to fund distributions from working capital, borrowings under our revolving credit facility, proceeds of this offering or a sale of assets to the extent distributions exceed earnings or cash flows from operations. Funding distributions from working capital would restrict our operations. If we borrow from our revolving credit facility in order to pay distributions, we would be more limited in our ability to execute our strategy of using that revolving credit facility to fund acquisitions or capital improvements. Finally, selling assets may require us to dispose of assets at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund distributions, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to make distributions in the future. In addition, some of our distributions may be considered a return of capital for income tax purposes. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock.

We may change the distribution policy for our common stock in the future.

The decision to declare and make distributions on our common stock in the future, as well as the timing, amount and composition of any such future distributions, will be at the sole discretion of our Board of Directors and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements or contractual prohibitions, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our Board of Directors deems relevant. Any change in our stated distribution policy could have a material adverse effect on the market price of our common stock.

The market price of our common stock may be volatile due to numerous circumstances beyond our control.

The trading prices of equity securities issued by REITs and other real estate companies historically have been affected by changes in market interest rates. One of the factors that may influence the price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our common stock to demand a higher annual yield, which could reduce the market price of our common stock.

Other factors that could affect the market price of our common stock include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the lodging industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	our issuances of common stock or other securities in the future;

•	the inclusion of our common stock in equity indices, which could induce additional purchases;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•

unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities and travel-related accidents and unusual weather patterns, including natural disasters such as hurricanes.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and distributions likely would adversely affect the market price of our common stock.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common stock to decline.

The number of shares of our common stock available for future sale could adversely affect the market price of our common stock, and future sales by us of shares of our common stock or issuances by our operating partnership of common units or preferred units may be dilutive to existing stockholders.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sale, on the market price of our common stock or our ability to raise capital through the sale of additional equity securities. Sales of substantial amounts of common stock in the public market, including up to 10,100,00 shares issuable upon the redemption of common units issued in our formation transactions, which become redeemable on February 14, 2012, up to 940,000 shares issuable upon the exercise of options granted to certain of our executive officers upon the completion of our IPO and up to 1,274,000 shares of our common stock held by an affiliate of IHG, which may be sold beginning on February 14, 2012, or the perception that such sales might occur, could adversely affect the market price of our common stock. We also may issue from time to time additional shares of our common stock, or common units and preferred units in connection with hotel, portfolio or business acquisitions. Future issuances of these equity securities could have an adverse effect on the market price of our common stock and our ability to raise additional capital.

We anticipate that we will file a registration statement on Form S-3 (or another form available to us) to register up to 10,100,000 shares of common stock issuable by us to the holders of the common units issued in our formation transactions upon the exercise of their redemption rights and to register the resale of up to 1,274,000 shares of our common stock purchased by an affiliate of IHG. We expect to file this registration statement in March 2012. The filing of this registration statement, once it becomes effective, could result in a significant amount of sales of our common stock in a short period of time or the perception that a substantial amount of sales may occur, either or both of which could depress the market price of our common stock. In addition, future sales by us of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt or equity securities ranking senior to our common stock may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future ranking senior to our common stock, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock, lowering the per-share amount of distributions we may pay and diluting the value of their share holdings in us.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ending December 31, 2011. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Hunton & Williams LLP that, commencing with our short taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our short taxable year ending December 31, 2011 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See “Material Federal Income Tax Considerations” for a discussion of material federal income tax consequences relating to us and our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, our TRSs are subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to federal corporate income tax.

We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds or sell assets during unfavorable market conditions.

In order to qualify as a REIT and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. Our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments. For example, we may be required to accrue income from mortgage loans and other types of debt instruments that we may acquire before we receive any payments of interest or principal on such assets. We may also acquire distressed debt investments that are subsequently modified or foreclosed upon, which could result in significant taxable income without any corresponding cash payment. See “Material Federal Income Tax Considerations.” The insufficiency of our cash flows to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our qualification as a REIT. Also, although the IRS has issued Revenue Procedure 2010-12 sanctioning certain issuances of taxable stock dividends by REITs under certain circumstances for taxable years ending on or before December 31, 2011, no assurance can be given that the IRS will extend this treatment or that we will otherwise be able to pay taxable stock dividends to meet our REIT distribution requirements.

Complying with REIT requirements may force us to forego and/or liquidate otherwise attractive opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to postpone or to forego certain transactions, to liquidate from our portfolio, or to contribute to a TRS, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income, increasing our income tax liability, and reducing amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our ability to engage in certain transactions at the most opportune times.

The formation of our TRSs and our TRS lessees increases our overall tax liability.

Our TRSs are subject to federal, state and local income tax on their taxable income, which consists of the revenues from the hotels leased by our TRS lessees, net of the operating expenses for such hotels and rent payments to us. Accordingly, although our ownership of our TRS lessees allows us to participate in the operating income from our hotels in addition to receiving rent, that operating income is fully subject to income tax. The after-tax net income of our TRS lessees is available for distribution to us. If we have any non-U.S. TRSs, then they may be subject to tax in jurisdictions where they operate.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses that could adversely affect our operating results and our ability to make distributions to stockholders.

Our leases with our TRS lessees require our TRS lessees to pay us rent based in part on revenues from our hotels. Our operating risks include decreases in hotel revenues and increases in hotel operating expenses, including but not limited to the increases in wage and benefit costs, repair and maintenance expenses, energy costs, property taxes, insurance costs and other operating expenses, which would adversely affect our TRS lessees’ ability to pay us rent due under the leases.

Increases in these operating expenses can have a significant adverse impact on our financial condition, results of operations, the market price of our securities and our ability to make distributions to our stockholders.

Our ownership of our TRSs is subject to limitations and our transactions with our TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. The 100% tax would apply, for example, to the extent that we were found to have charged our TRS lessees rent in excess of an arm’s-length rent. Furthermore, although we monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations and structure our transactions with our TRSs on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above, there can be no assurance that we will be able to comply with the 25% TRS limitation or to avoid application of the 100% excise tax.

If the leases of our hotels to the TRS lessees are not respected as true leases for federal income tax purposes, we will fail to qualify as a REIT.

To qualify as a REIT, we must annually satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by TRS lessees pursuant to the leases of our hotels will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, financing arrangements, joint ventures or some other type of arrangement. If our leases are not respected as true leases for federal income tax purposes, we will fail to qualify as a REIT.

If our operating partnership is treated as a publicly traded partnership taxable as a corporation for federal income tax purposes, we will cease to qualify as a REIT.

Although Hunton & Williams LLP, our tax counsel, is of the opinion that our operating partnership will be treated as a partnership for federal income tax purposes, no assurance can be given that the IRS will not successfully challenge that position. If the IRS were to successfully contend that our operating partnership should be treated as a publicly traded partnership taxable as a corporation, we would fail to meet the 75% gross income test and certain of the asset tests applicable to REITs and, unless we qualified for certain statutory relief provisions, we would cease to qualify as a REIT. Also, our operating partnership would become subject to federal, state and local income tax, which would reduce significantly the amount of cash available for debt service and for distribution to us.

If any of the hotel management companies engaged by our TRS lessees do not qualify as “eligible independent contractors,” or if our hotels are not “qualified lodging facilities,” we will fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. We lease all of our hotels to TRS lessees and our TRS lessees have engaged independent hotel management companies, including Interstate. We believe those hotel management companies and any other hotel management company that our TRS lessees may engage in the future qualify or will qualify as “eligible independent contractors” for federal income tax purposes. Among other requirements, in order to qualify as an eligible independent contractor, the hotel manager must not own, directly or through its stockholders, more than 35% of our outstanding shares, and no person or group of persons can own more than 35% of our outstanding shares and the shares (or ownership interest) of the hotel manager, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our shares by our hotel managers and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. As of the date hereof, we believe the hotel management companies we have retained operate qualified lodging facilities for certain persons who are not related to us or our TRSs. However, no assurances can be provided that these or any other hotel managers that we may engage in the future will in fact comply with this requirement. Failure to comply with this requirement would require us to find other managers for future contracts, and, if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

Finally, each property with respect to which our TRS lessees pay rent must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. As of the date hereof, we believe that the properties that are leased to our TRS lessees are qualified lodging facilities. Although we intend to monitor future acquisitions and improvements of properties, REIT provisions of the Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

You may be restricted from acquiring or transferring certain amounts of our stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2011, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2011. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our Board of Directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. These restrictions on transferability and ownership will not apply, however, if our Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT.

We may pay taxable dividends on our common stock in cash and common stock, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We will not pay dividends on Series A Preferred Stock in stock. We may distribute taxable dividends on our common stock that are payable in cash and common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend paid with respect to our 2011 taxable year could be payable in shares of our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, the applicable withholding agent may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we utilize Revenue Procedure 2010-12 and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock. Further, although Revenue Procedure

2010-12 applies only to taxable dividends payable in cash and stock with respect to our 2011 taxable year, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and our stock in later years. Moreover, various tax aspects of taxable cash/stock dividends are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements for such taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met. We currently do not intend to pay taxable dividends on our common stock payable in cash and our stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of the net proceeds of this offering;

•	the state of the U.S. economy generally or in specific geographic regions in which we operate, and the effect of general economic conditions on the lodging industry in particular;

•	market trends in our industry, interest rates, real estate values and the capital markets;

•	our business and investment strategy and, particularly, our ability to identify and complete hotel acquisitions;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	our ability to manage our relationships with Interstate and other management companies, as well as franchisors;

•	our ability to maintain our existing and future financing arrangements;

•	changes in the value of our properties;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to satisfy the requirements for qualification as a REIT under the Code;

•	our ability to refinance our existing indebtedness as it matures or becomes callable by lenders;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	general volatility of the market price of our securities; and

•	degree and nature of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus and under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, as amended. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $             million (or approximately $             million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and other estimated offering expenses payable by us. We will contribute the net proceeds of this offering to our operating partnership in exchange for Series A Preferred Units. Our operating partnership will use the net proceeds as follows: (i) approximately $             million to repay the debt outstanding on our revolving credit facility; and (ii) the balance for general corporate purposes, which may include acquiring and investing in hotel properties in a manner consistent with our acquisition strategy, making capital improvements to our hotels and reducing our debt.

Prior to fully investing the remaining net proceeds from this offering, we intend to invest these funds in certificates of deposit, interest-bearing short-term investment grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect these initial investments to provide a lower net return than we will seek to achieve from our target investments in hotel properties.

As of the date of this prospectus, the annual interest rate payable on our revolving credit facility was approximately 4.00% and the principal amount outstanding was approximately $50.2 million. Borrowings drawn on our revolving credit facility were used to acquire five hotel properties during the second and third quarters of 2011 and for general corporate purposes. In general, amounts outstanding on our revolving credit facility must be repaid in full by April 29, 2014.

Affiliates of certain of the underwriters in this offering are lenders under our revolving credit facility and will receive their pro rata share of the net proceeds of this offering that are used to repay the revolving credit facility.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “INN.” As of the date of this prospectus, there were 27,278,000 shares of common stock outstanding with six stockholders of record and no shares of preferred stock outstanding. On October 12, 2011, the last reported sale price of our common stock on the NYSE was $7.71. The following table sets forth, for the periods indicated, the high and low sale prices of our common stock on the NYSE and the cash dividends declared and paid on our common stock.

2011	Low Sale Price	High Sale Price	Cash Dividend Declared and Paid Per Share of Common Stock
First Quarter (commencing February 14, 2011)	$9.26	$10.30	$0.05625
Second Quarter	$9.90	$11.63	$0.1125
Third Quarter	$6.68	$11.47	—
Fourth Quarter (through October 12, 2011)	$6.16	$9.34	—

To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to borrow money, sell assets or issue capital stock to satisfy the distribution requirements. Additionally, we may pay future distributions from the proceeds from this offering or other securities offerings.

The timing and frequency of distributions will be authorized by our Board of Directors and declared by us based upon a variety of factors deemed relevant by our directors, including our earnings, our financial condition, the requirements for qualification as a REIT, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, the capital requirements of our company and other factors as our Board of Directors may deem relevant from time to time. Distributions to stockholders generally will be taxable to our stockholders as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of our distributions, see “Material Federal Income Tax Considerations.”

CAPITALIZATION

The following table presents:

•	our actual capitalization as of June 30, 2011; and

•

our capitalization as of June 30, 2011, on an as adjusted basis, after giving effect to (i) the sale of the Series A Preferred Stock in this offering, net of the underwriting discount and expenses payable by us in connection with this offering; and (ii) the application of the net proceeds from this offering as described in “Use of Proceeds,” as if each of items (i) and (ii) had occurred on June 30, 2011.

You should read the following capitalization table in conjunction with “Use of Proceeds” and “Selected Financial Data” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed information contained in the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, as amended.

	As of June 30, 2011
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands except per share data)
Mortgages and notes payable, including current portion	$251,721	$

Common stock, $0.01 par value, 500,000,000 shares authorized, 27,278,000 issued and outstanding, actual and as adjusted(1)	273
Preferred stock, $0.01 par value, no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, shares of Series A Preferred Stock issued and outstanding, as adjusted(2)	—
Additional paid-in capital	240,885
Accumulated deficit and distributions	(2,272)
Total stockholders’ equity	238,886
Noncontrolling interest in our operating partnership	44,514

Total equity	283,400

Total capitalization	$535,121	$

(1)	Excludes: (i) an aggregate of 940,000 shares of common stock issuable upon exercise of options that we granted to certain executive officers pursuant to our 2011 Equity Incentive Plan upon completion of our IPO; (ii) 1,374,290 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and (iii) up to 10,100,000 shares of common stock issuable upon redemption of the 10,100,000 common units issued by our operating partnership in our formation transactions.

(2)	Excludes up to shares of Series A Preferred Stock issuable by us upon exercise of the underwriters’ over-allotment option.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	Summit Hotel Properties, Inc.		Summit Hotel Properties, LLC (Predecessor)
	For the Period February 14, 2011 through June 30, 2011		For the Period January 1, 2011 through February 13, 2011		Year Ended December 31,
					2010		2009		2008	2007		2006
Ratio of earnings to combined fixed charges and preferred stock dividends	0.96	(1)	(0.20	)(2)	0.29	(3)	0.14	(4)	1.03	0.98	(5)	1.59

(1)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $6,982,000 and the total amount of earnings was approximately $6,713,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $269,000.

(2)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $4,820,000 and the total amount of earnings was approximately $(973,000). The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $5,793,000.

(3)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $28,203,000 and the total amount of earnings was approximately $8,084,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $20,119,000.

(4)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $23,522,000 and the total amount of earnings was approximately $3,200,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $20,322,000.

(5)	For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $20,382,000 and the total amount of earnings was approximately $20,062,000. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $320,000.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing earnings by the sum of fixed charges and preferred stock dividends. For purposes of computing this ratio, we calculate “earnings” by adding fixed charges and amortization of capitalized interest to income (loss) from continuing operations before income taxes less capitalized interest and preferred stock dividends, and we calculate “fixed charges” by adding interest on debt, amortization of capitalized financing costs, capitalized interest and preferred stock dividends.

During the periods shown in the table above, there were no shares of preferred stock outstanding and no preferred stock dividends.

SELECTED FINANCIAL DATA

Our unaudited condensed consolidated financial statements as of June 30, 2011 and for the period from February 14, 2011 through June 30, 2011, our predecessor’s unaudited condensed consolidated financial statements for the period from January 1, 2011 through February 13, 2011 and the six months ended June 30, 2010, our predecessor’s audited consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, and related notes thereto, are incorporated herein by reference.

The following table sets forth selected consolidated financial and operating data for Summit Hotel Properties, Inc. and Summit Hotel Properties, LLC, which we consider to be our predecessor for accounting purposes. We have not presented financial and operating data for Summit Hotel Properties, Inc. prior to February 14, 2011, the date on which we completed our IPO, concurrent private placement and formation transactions, because during such period, we did not have any meaningful corporate activity and because we believe that a presentation of the results of Summit Hotel Properties, Inc. during that period would not be meaningful.

The selected consolidated balance sheet data of our predecessor as of December 31, 2010, 2009, 2008, 2007 and 2006 and the selected consolidated statements of operations data of our predecessor for the five years ended December 31, 2010 have been derived from the audited financial statements of our predecessor.

The selected consolidated balance sheet data of Summit Hotel Properties, Inc. as of June 30, 2011 and the selected consolidated statements of operations data of Summit Hotel Properties, Inc. for the period from February 14, 2011 to June 30, 2011 have been derived from the unaudited interim financial statements of Summit Hotel Properties, Inc. The selected consolidated statements of operations data of our predecessor for the period from January 1, 2011 to February 13, 2011 and for the six months ended June 30, 2010 has been derived from the unaudited interim financial statements of our predecessor. In the opinion of our management, these unaudited interim financial statements include the adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein.

Selected Statements of Operations and Statistical Data ($ in thousands)

	Summit Hotel Properties, Inc.	Summit Hotel Properties, LLC
	Period February 14, 2011 through June 30, 2011	Period January 1, 2011 through February 13, 2011	Six Months Ended June 30, 2010	Year Ended December 31,
				2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Room revenues	$56,272	$14,268	$65,939	$133,069	$118,960	$132,797	$112,044	$99,009
Other hotel operations revenues	1,126	330	1,274	2,566	2,240	2,310	1,845	1,653

Total revenue	$57,398	$14,598	$67,212	$135,635	$121,200	$135,107	$113,889	$100,662
Total hotel operating expenses	$38,184	$12,378	$46,318	$96,270	$89,227	$91,569	$79,415	$67,820
Depreciation and amortization	$10,249	$3,429	$13,522	$27,251	$23,971	$22,307	$16,136	$13,649
Total expenses	$51,351	$15,807	$59,897	$129,996	$120,704	$113,876	$95,551	$81,469
Income from operations	$6,047	$(1,208)	$7,316	$5,639	$496	$21,231	$18,338	$19,193
Total other expense	$(6,541)	$(4,659)	$(12,717)	$(26,358)	$(18,275)	$(17,220)	$(14,420)	$(11,279)
Net income (loss)	$(1,010)	$(6,207)	$(5,629)	$(20,920)	$(16,314)	$13,463	$14,790	$10,103
Net income (loss) per share and partnership unit(3)	$(0.03)	$(3,338)	$(3,027)	$(11,251)	$(9,392)	$8,412	$9,012	$6,117

Other Data (unaudited):
FFO(2)	$9,239	$(2,777)	$7,893	$6,331	$6,514	$27,886	$23,297	$25,511
EBITDA(2)	$16,260	$2,221	$20,798	$32,848	$26,082	$54,147	$48,160	$37,820
Statistical Data (unaudited):
Average room count	6,743	6,533	6,533	6,533	6,079	5,725	5,647	5,426
Occupancy	67.9%	54.1%	63.9%	63.7%	61.9%	66.2%	66.9%	69.7%
ADR	$89.75	$91.80	$87.26	$87.59	$87.40	$100.95	$96.20	$88.57
RevPAR	$60.92	$49.64	$55.76	$55.80	$54.12	$66.78	$64.37	$61.77
Period-end number of hotels	69	65	65	65	65	62	64	60

(1)	Historically, our predecessor segregated its operating expenses (direct hotel operations expense, other hotel operating expense, general, selling and administrative expense and repairs and maintenance) from its other operating expenses, such as depreciation and amortization and impairment losses. Following completion of our IPO, we reclassified our operating expenses into categories of hotel operating expenses (room expenses, other direct expenses, other indirect expenses and other expenses) and reclassified our predecessor’s historical items of hotel operating expense to increase the comparability of our hotel operating expenses and our hotel operating results with other publicly traded hospitality REITs. Accordingly, historical balances included in our predecessor’s:

•

direct hotel operations expense related to (1) wages, payroll taxes and benefits, linens, cleaning and guestroom supplies and complimentary breakfast will be reclassified to rooms expense in our consolidated statements of operations and (2) franchise fees will be reclassified to other indirect expense in our consolidated statements of operations;

•

other hotel operating expenses related to (1) utilities and telephone will be reclassified to other direct expenses in our consolidated statements of operations and (2) real and personal property taxes, insurance and cable will be reclassified to other indirect expenses in our consolidated statements of operations;

•

general, selling and administrative expenses related to (1) office supplies, advertising, miscellaneous operating expenses and bad debt expense will be reclassified to other direct expenses in our consolidated statements of operations, (2) credit card/travel agent commissions, management company expenses, management company legal and accounting fees and franchise fees will be reclassified to other indirect expenses in our consolidated statements of operations, (3) hotel development and startup costs will be reclassified to hotel property acquisition costs in our consolidated statements of operations and (4) ground rent and other miscellaneous expenses will be reclassified to other expenses in our consolidated statements of operations; and

•	repairs and maintenance will be reclassified to other direct expenses in our consolidated statements of operations.

(2)	See “— Non-GAAP Financial Measures” below.

(3)	A unit represents a capital contribution to Summit Hotel Properties, LLC of $100,000.

Selected Consolidated Balance Sheet Data

	Summit Hotel Properties, Inc.	Summit Hotel Properties, LLC
	As of June 30, 2011	As of December 31,
		2010	2009	2008	2007	2006
	(unaudited)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$29,589	$7,977	$8,239	$18,153	$7,776	$7,999
Property and equipment, net, and land held for development	$498,928	$466,011	$482,768	$461,894	$426,494	$331,707
Other assets	$3,595	$8,804	$21,460	$8,235	$6,200	$5,749
Total assets	$550,684	$493,009	$518,246	$494,755	$447,990	$355,959
Mortgages and notes payable	$251,721	$420,437	$426,183	$390,094	$336,659	$237,074
Total liabilities	$267,285	$433,165	$436,947	$406,994	$352,298	$249,248
Members’/stockholders’ equity	$238,885	$61,468	$82,923	$89,385	$97,395	$108,222
Noncontrolling interest	$44,514	$(1,624)	$(1,624)	$(1,624)	$(1,703)	$(1,511)
Total liabilities and equity	$550,684	$493,009	$518,246	$494,755	$447,990	$355,959

Non-GAAP Financial Measures

We use certain non-GAAP financial measures — funds from operations, or FFO, and earnings before income taxes, depreciation and amortization, or EBITDA — to assess our financial condition and operating performance. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. FFO and EBITDA are supplemental financial measures and are not defined by GAAP. As calculated by us, these financial measures may not be comparable to FFO and EBITDA reported by other companies that do not define those terms exactly as we define them. FFO and EBITDA do not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as alternatives to operating income or net income determined in accordance with GAAP, as indicators of performance or as alternatives to cash flows from operating activities as indicators of liquidity.

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs). We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy, room rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

We caution investors that amounts presented in accordance with our definitions of FFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. FFO should not be considered as an alternative measure of our net income (loss) or operating performance. FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that FFO can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss).

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definitions of EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss).

The following tables reconcile FFO and EBITDA for the periods presented in the table above to the most directly comparable GAAP measure, net income (loss), for the same periods and includes the amount of change and percentage change between these periods:

	Summit Hotel Properties, Inc.	Summit Hotel Properties, LLC
	Period February 14, 2011 through June 30, 2011	Period January 1, 2011 through February 13, 2011	Six Months Ended June 30, 2010	Year Ended December 31,
				2010	2009	2008	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$(1,010)	$(6,207)	$(5,629)	$(20,920)	$(16,314)	$13,463	$14,790	$10,103
(Gain) on disposition of assets	—	—	—	—	(1,297)	(8,605)	(10,380)	(1,240)
Depreciation and amortization	10,249	3,429	13,522	27,251	24,125	23,028	18,887	16,648

FFO	$9,239	$(2,777)	$7,893	$6,331	$6,514	$27,886	$23,297	$25,511

Net income (loss)	$(1,010)	$(6,207)	$(5,629)	$(20,920)	$(16,314)	$13,463	$14,790	$10,103
Depreciation and amortization	10,249	3,429	13,522	27,251	24,125	23,028	18,887	16,648
Interest expense	6,519	4,666	12,701	26,362	18,321	17,025	14,214	11,135
Interest income	(14)	(7)	(24)	(47)	(50)	(195)	(446)	(605)
Income taxes	516	339	228	202	—	826	715	539

EBITDA	$16,260	$2,221	$20,798	$32,848	$26,082	$54,147	$48,160	$37,820

Qualitative and Quantitative Effects of Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk to which we currently are exposed, and to which we expect to be exposed in the future, is interest rate risk. Our primary interest rate exposures are to the 30-day LIBOR rate, the 90-day LIBOR rate and the Prime rate. We primarily use fixed interest rate financing to manage our exposure to fluctuations in interest rates. We do not use any hedge or other instruments to manage interest rate risk.

As of June 30, 2011, approximately 44.5%, or approximately $112.1 million, of our outstanding indebtedness carried fixed interest rates and approximately 55.5%, or approximately $139.6 million, carried variable interest rates. Assuming no increase in the amount of our variable rate indebtedness, if the interest rates on our variable rate indebtedness were to increase by 1.0%, our cash flow would decrease by approximately $1.4 million per year.

As our debts mature, the financing arrangements that carry fixed interest rates will become subject to interest rate risk. In addition, as variable rate loans mature, lenders may impose floor interest rates because of the low interest rates experienced during the past few years. As of June 30, 2011, approximately $56.0 million of our long-term debt will mature during the next 12 months, of which approximately $29.8 million bears fixed interest rates and $26.2 million bears variable interest rates.

LEGAL PROCEEDINGS

We are involved from time to time in litigation arising in the ordinary course of business. However, we are not currently aware of any actions against us that we believe would materially adversely affect our business, financial condition or results of operations.

On March 23, 2011, Choice terminated franchise agreements on 10 of our hotels, effective on that date. Choice also terminated the franchise agreement for the Cambria Suites, Bloomington, Minnesota effective June 23, 2011. On March 24, 2011, we filed an arbitration action with the American Arbitration Association against Choice claiming wrongful termination of our franchise agreements. In response to our arbitration action, Choice asserted counterclaims of fraudulent inducement, negligent misrepresentation, breach of contract and trademark infringement. The claimants in the arbitration include us, our operating partnership, Summit Hotel GP, LLC, our predecessor, Summit Hospitality I, LLC, Summit Hospitality V, LLC, The Summit Group, Inc., and each TRS lessee that leases one of the 11 hotels whose franchises were terminated (collectively, the “Summit Parties”). Choice’s counterclaim seeks from the Summit Parties approximately $3.9 million in actual damages for the alleged breaches of contract and misrepresentation, $2 million in punitive damages, unspecified damages for trademark infringement and reimbursement of costs and attorneys’ fees related to all claims. We vehemently deny all asserted claims and are vigorously defending the claims. As of the date of this prospectus, the Summit Parties and Choice are currently exchanging discovery documents. An arbitration hearing has been scheduled for December 12-16, 2011.

On March 31, 2011, Choice filed suit in United States District Court in Maryland against the Summit Parties, claiming trademark infringement and breach of contract. Choice’s complaint seeks $27,271 in damages for unpaid royalties, $297,000 in liquidated damages, additional actual damages to be proven at trial and reimbursement of costs and attorneys’ fees related to all claims. The Summit Parties and Choice agreed to address their remaining claims solely through arbitration, and the United States District Court case was administratively closed as of July 26, 2011. The damage claims made in the United States District Court case are duplicative to those described in the preceding paragraph. We vehemently deny all asserted claims and are vigorously defending against them.

OUR OUTSTANDING INDEBTEDNESS

At June 30, 2011, we had approximately $251.7 million in outstanding indebtedness secured by mortgages on 52 hotels and 17 hotels unencumbered by mortgage debt, including 10 hotels (containing 1,142 guestrooms) operating under brands owned by Marriott, Hilton, IHG and Hyatt that are available to be used as collateral for potential future loans. On an as-adjusted basis, after giving effect to the expected repayment of borrowings on our revolving credit facility with the net proceeds from this offering, we had approximately $201.7 million in outstanding indebtedness as of June 30, 2011. Our revolving credit facility is available to fund future acquisitions, property redevelopments and working capital requirements (including the repayment of debt). As of June 30, 2011, we had approximately $50.2 million of outstanding borrowings under our revolving credit facility out of a total borrowing capacity of approximately $59.8 million.

We maintain a prudent capital structure and intend to limit the sum of the outstanding principal amount of our consolidated net indebtedness to not more than 50% of the sum of our equity market capitalization and consolidated net indebtedness. We finance our long-term growth with common and preferred equity issuances and debt financing having staggered maturities. Our debt includes mortgage debt secured by hotels and unsecured debt.

$125.0 Million Secured Revolving Credit Facility

On April 29, 2011, our operating partnership, as borrower, and we, as guarantor, entered into a $100.0 million, three-year (with an option to extend for one additional year if we meet certain requirements) senior secured revolving credit facility with Deutsche Bank AG New York Branch (an affiliate of Deutsche Bank Securities Inc., which is one of the managing underwriters of this offering), as administrative agent, Deutsche Bank Securities Inc., as lead arranger, and a syndicate of lenders including Deutsche Bank AG New York Branch and Royal Bank of Canada (an affiliate of RBC Capital Markets, LLC, which is one of the underwriters of this offering). On May 13, 2011, our operating partnership entered into an agreement with Deutsche Bank and U.S. Bank National Association that increased the maximum aggregate amount of the revolving credit facility from $100.0 million to $125.0 million. On August 15, 2011, our operating partnership entered into an amendment to the credit facility. The material terms of the credit facility, as amended, are described in the summary below.

Outstanding borrowings on the revolving credit facility are limited to the least of (1) $125.0 million, (2) 55% of the aggregate appraised value of the borrowing base assets and (3) the aggregate adjusted net operating income of the borrowing base assets securing the facility divided by 150% of the monthly factor shown on a standard level constant payment table for a fully amortizing 25-year loan based on an assumed interest rate equal to the greatest of (x) the ten-year U.S. Treasury rate plus 3.5%, (y) 7.00% and (z) the weighted-average interest rate then applicable to advances outstanding under the revolving credit facility. The availability of the credit facility is also subject to a borrowing base having no fewer than 15 properties. As of the date of this prospectus, 18 hotel properties are included in the borrowing base and the maximum available amount of borrowing permitted by the terms of the credit facility is $59.8 million.

The credit facility is secured primarily by a first priority mortgage lien on each borrowing base asset and a first priority pledge of our equity interests in the subsidiaries that hold the borrowing base assets, and Summit TRS II, which we formed in connection with the credit facility to wholly own the TRS lessees that lease each of the borrowing base assets. As of the date of this prospectus, mortgage liens have been granted on 18 of our hotel properties. These borrowing base assets are as follows:

• SpringHill Suites, Little Rock, AR • Fairfield Inn, Denver, CO • Hampton Inn, Fort Collins, CO • Fairfield Inn, Golden, CO • Hampton Inn, Boise, ID • Hampton Inn, Twin Falls, ID	• Fairfield Inn, Baton Rouge, LA • SpringHill Suites, Baton Rouge, LA • TownePlace Suites, Baton Rouge, LA • Hampton Inn, Medford, OR • SpringHill Suites, Nashville, TN • Hampton Inn, Provo, UT

• Residence Inn, Fort Wayne, IN • Fairfield Inn, Emporia, KS • Holiday Inn Express, Emporia, KS • Fairfield Inn, Salina, KS	• Fairfield Inn, Bellevue, WA • Fairfield Inn, Spokane, WA

Prior to April 29, 2013, we may elect to increase the amount of the credit facility by up to an additional $75.0 million, increasing the maximum aggregate amount of the credit facility to $200.0 million, subject to the identification of a lender or lenders willing to make available the additional amounts, including new lenders acceptable to us and the administrative agent.

Other Outstanding Indebtedness

The following table sets forth our mortgage debt obligations that were outstanding as of June 30, 2011, excluding borrowings under our revolving credit facility (dollar amounts in thousands):

Lender	Collateral	Outstanding Principal Balance as of June 30, 2011 (in thousands)	Interest Rate as of September 30, 2011(1)	Amortization (years)	Maturity Date
Bank of the Cascades	Residence Inn by Marriott, Portland, OR	$12,623	4.66%(14)	25	09/30/21	(16)

ING Investment Management(2)(13)	Fairfield Inn & Suites by Marriott, Germantown, TN Residence Inn by Marriott, Germantown, TN Holiday Inn Express, Boise, ID Courtyard by Marriott, Memphis, TN Hampton Inn & Suites, El Paso, TX Hampton Inn, Ft. Smith, AR	$28,282	5.60%	20	07/01/25	(15)

MetaBank	Holiday Inn, Boise, ID SpringHill Suites by Marriott, Lithia Springs, GA	$7,172	Prime rate, subject to a floor of 5.00%	20	03/01/12

Chambers Bank	Aspen Hotel & Suites, Ft. Smith, AR	$1,552	6.50%	20	06/24/12

Bank of the Ozarks(3)	Hyatt Place, Portland, OR	$6,385	90-day LIBOR + 4.00%, subject to a floor of 6.75%	25	06/29/12

ING Investment Management(4)(8)(13)	Hilton Garden Inn, Ft. Collins, CO	$7,778	6.34%	20	07/01/12	(15)

ING Investment Management(4)(9)(13)	SpringHill Suites, Flagstaff, AZ Holiday Inn Express, Sandy, UT Fairfield Inn by Marriott, Lewisville, TX Hampton Inn, Denver, CO Holiday Inn Express, Vernon Hills, IL Hampton Inn, Fort Wayne, IN Courtyard by Marriott, Missoula, MT Staybridge Suites, Ridgeland, MS	$28,749	6.10%	20	07/01/12	(15)

BNC National Bank(11)	Hampton Inn & Suites, Ft. Worth, TX	$5,620	5.01%	20	11/01/13

First National Bank of Omaha(5)	Courtyard by Marriott, Germantown, TN Courtyard by Marriott, Jackson, MS Hyatt Place, Atlanta, GA	$23,964	90-day LIBOR + 4.00%, subject to a floor of 5.25%	20	07/01/13

ING Investment Management(6)(10)(13)	Residence Inn by Marriott, Ridgeland, MS	$6,143	6.61%	20	11/01/28	(15)

General Electric Capital Corp.(12)	Country Inn & Suites by Carlson, San Antonio, TX	$11,013	90-day LIBOR + 3.50%	25	04/01/14

National Western Life Insurance(7)	Courtyard by Marriott, Scottsdale, AZ SpringHill Suites by Marriott, Scottsdale, AZ	$13,418	8.00%	17	01/01/15

Lender	Collateral	Outstanding Principal Balance as of June 30, 2011 (in thousands)	Interest Rate as of September 30, 2011(1)	Amortization (years)	Maturity Date

BNC National Bank(11)	Holiday Inn Express & Suites, Twin Falls, ID	$5,777	4.81%	20	04/01/16

Compass Bank	Courtyard by Marriott, Flagstaff, AZ	$16,493	Prime rate - 0.25%, subject to a floor of 4.50%	20	05/17/18

General Electric Capital Corp.(12)	SpringHill Suites by Marriott, Denver, CO	$8,476	90-day LIBOR + 3.50%	20	04/01/18

General Electric Capital Corp.(12)	Aspen Suites, Baton Rouge, LA	$10,849	90-day LIBOR + 3.50%	25	03/01/19

Goldman Sachs	SpringHill Suites, Bloomington, MN, Hampton Inn & Suites, Bloomington, MN	$14,750	5.67%	25	07/06/16

Total		$209,044

(1)	As of June 30, 2011, the Prime rate was 3.25% and 90-day LIBOR was 0.25%.

(2)	The lender had the right to call the loan, which is secured by multiple hotel properties, so as to be payable in full at January 1, 2012, January 1, 2017 and January 1, 2022. In May 2011, the lender notified us that it was thereby exercising its right to declare the entire principal balance and accrued but unpaid interest on the loan to become due and payable on January 1, 2012. If this loan is repaid prior to maturity there is a prepayment penalty equal to the greater of (i) 1% of the principal being repaid and (ii) the yield maintenance premium. There is no prepayment penalty if the loan is prepaid 60 days prior to any call date. See also footnote 15 to this table below.

(3)	The maturity date may be extended to June 20, 2014 based on the exercise of two, one-year extension options, subject to the satisfaction of certain conditions.

(4)	If this loan is repaid prior to maturity, there is a prepayment penalty equal to the greater of (i) 1% of the principal being repaid and (ii) the yield maintenance premium.

(5)	Evidenced by three promissory notes, the loan secured by the Hyatt Place located in Atlanta, Georgia has a maturity date of February 1, 2014. The three promissory notes are cross-defaulted and cross-collateralized.

(6)	The lender has the right to call the loan at November 1, 2013, 2018 and 2023. If this loan is repaid prior to maturity, there is a prepayment penalty equal to the greater of (i) 1% of the principal being repaid and (ii) the yield maintenance premium. There is no prepayment penalty if the loan is prepaid 60 days prior to any call date. See also footnote 15 to this table below.

(7)	On December 8, 2009, we entered into two cross-collateralized and cross-defaulted mortgage loans with National Western Life Insurance in the amounts of $8,650,000 and $5,350,000. If these loans are prepaid, there is a prepayment penalty ranging from 1% to 5% of the principal being prepaid. A one-time, ten-year extension of the maturity date is permitted, subject to the satisfaction of certain conditions.

(8)	This loan is cross-collateralized with the ING loan secured by the following hotel properties: SpringHill Suites, Flagstaff, AZ; Holiday Inn Express, Sandy, UT; Fairfield Inn by Marriott, Lewisville, TX; Hampton Inn, Denver, CO; Holiday Inn Express, Vernon Hills, IL; Hampton Inn, Fort Wayne, IN; Courtyard by Marriott, Missoula, MT; Staybridge Suites, Ridgeland, MS.

(9)	This loan is secured by multiple hotel properties. In September 2011, the mortgages on the Fort Smith, AR AmericInn and Missoula, MT AmericInn were released and mortgages were placed on the Flagstaff, AZ SpringHill Suites and the Ridgeland, MS Staybridge Suites. This collateral substitution is reflected in the cross-collateralization described in footnote (8) above.

(10)	This loan is cross-collateralized with the ING loan secured by the following hotel properties: Fairfield Inn & Suites by Marriott, Germantown, TN; Residence Inn by Marriott, Germantown, TN; Holiday Inn Express, Boise, ID; Courtyard by Marriott, Memphis, TN; Hampton Inn & Suites, El Paso, TX; Hampton Inn, Ft. Smith, AR. See also footnote 15 to this table below.

(11)	The two BNC loans are cross-defaulted.

(12)

The three GECC loans are cross-defaulted. Effective July 1, 2011, the interest rate on all three loans increased to 90-day LIBOR plus 4.00%. Effective August 1, 2011, all three loans became subject to a prepayment penalty equal to 2% of the principal repaid prior to August 1, 2012, 1% of the principal repaid prior to August 1, 2013, and 0% of the principal repaid thereafter. On August 12, 2011, we entered into a Second Modification of Loan Agreement for each of the three loans pursuant to which (i) GECC reduced the interest rate on all three loans to 90-day LIBOR plus 3.50%, (ii) the fixed charge coverage ratios were modified to reflect the stabilization of revenues of two of the hotels whose franchise agreements were terminated, which are collateral for the GECC loans after their conversion to other nationally recognized brands, and (iii) mortgages were placed on the Jacksonville, FL Aloft, Las Colinas, TX Hyatt Place and Boise, ID Fairfield Inn, each of which may be released upon realization of certain financial covenants.

(13)	The yield maintenance premium under each of the ING loans is calculated as follows: (A) if the entire amount of the loan is being prepaid, the yield maintenance premium is equal to the sum of (i) the present value of the scheduled monthly installments from the date of prepayment to the maturity date, and (ii) the present value of the amount of principal and interest due on the maturity date (assuming all scheduled monthly installments due prior to the maturity date were made when due), less (iii) the outstanding principal balance as of the date of prepayment; and (B) if only a portion of the loan is being prepaid, the yield maintenance premium is equal to the sum of (i) the present value of the scheduled monthly installments on the pro rata portion of the loan being prepaid, or the release price, from the date of prepayment to the maturity date, and (ii) the present value of the pro rata amount of principal and interest due on the release price due on the maturity date (assuming all scheduled monthly installments due prior to the maturity date were made when due), less (iii) the outstanding amortized principal allocation, as defined in the loan agreement, as of the date of prepayment. See also footnote 15 to this table below.

(14)	On September 30, 2016, the rate for this loan will be fixed at 300 bp over the then-current Federal Home Loan Bank of Seattle Intermediate/Long-Term, Advances Five-year Fixed Rate.

(15)	Pursuant to a non-binding term sheet agreed with ING on October 3, 2011, we intend to refinance and consolidate this loan, together with the other three ING loans shown on this table, which had an aggregate outstanding balance of approximately $42.7 million as of June 30, 2011, into a single 7-year term loan of $67.5 million, with an interest rate of 6.10% and a 20-year amortization, collateralized by 16 properties containing 1,639 guestrooms. We are working with ING to complete final documentation for this loan structure prior to January 1, 2012. However, we can give no assurances that we will be able to refinance the four ING loans or any of them on these terms within the expected timeframe or at all.

(16)	We refinanced this loan to these terms on September 30, 2011.

We believe that we will have adequate liquidity to meet requirements for scheduled maturities. However, we can provide no assurances that we will be able to refinance our indebtedness as it becomes due and, if refinanced, whether such refinancing will be available on favorable terms.

In connection with the March 23, 2011 termination of certain of our franchise agreements, we executed agreements with ING and with GECC to reflect the termination of the franchise agreements with respect to the hotels securing loans from these lenders.

We entered into an agreement with ING pursuant to which it agreed to forbear, for a period of 120 days, from declaring any default relating to the March 23, 2011 termination of certain franchise agreements. On July 27, 2011, ING agreed to substitute the SpringHill Suites, Flagstaff, Arizona, and the Staybridge Suites, Ridgeland, Mississippi, and release the AmericInn, Fort Smith, Arkansas (formerly Comfort Inn) and AmericInn, Missoula, Montana (formerly Comfort Inn), and otherwise waive any defaults related to the termination and change of franchise. The collateral substitution closed in September 2011.

GECC agreed to waive any default relating to the termination of the franchise agreements, provided that an event of default would be declared if a replacement franchise agreement was not entered into by August 15, 2011. On July 25, 2011, we entered into a non-binding letter of intent pursuant to which we and GECC agreed to modify the loans as follows: (a) decrease the interest rate to 90-day LIBOR plus 3.50%; (b) modify certain fixed charge coverage ratios to reflect the stabilization of revenues of the hotels after their conversion to other nationally-recognized brands and (c) pledge additional collateral to the loans, including the Aloft, Jacksonville, Florida, the Hyatt Place, Las Colinas, Texas, and the Fairfield Inn, Boise, Idaho, which liens on these three additional hotels may be released upon satisfaction of certain fixed charge coverage ratio tests on the collateralized hotels as well as on our entire hotel portfolio. The modification cured any potential default under the GECC loans related to the changes in franchise, and was closed August 12, 2011.

In May 2011, ING notified us that it was thereby exercising its contractual right to declare the entire principal balance and accrued but unpaid interest on its loan to us that had an outstanding principal balance of approximately $28.3 million as of June 30, 2011, to become due and payable on January 1, 2012. On October 3, 2011, we and ING agreed to a non-binding term sheet pursuant to which we plan to refinance and consolidate that loan and the other three of our ING loans, which four loans collectively had an aggregate outstanding balance of approximately $71.0 million as of June 30, 2011, into a single 7-year term loan with a principal balance of $67.5 million, amortized over 20 years and bearing an annual interest rate of 6.10%, collateralized by 16 properties containing 1,639 guestrooms. After taking into account the continuing amortization of the existing loans through closing and the proceeds of the new loan, we expect to fund at closing approximately $1.0 million of principal paydown with available cash or a draw on our revolving credit facility. We are working with ING to complete final documentation for this loan structure prior to January 1, 2012 and expect that the new loan will be funded by the end of the first quarter of 2012. However, we can give no assurances that we will be able to refinance the four ING loans or any of them on these terms within the expected timeframe or at all.

On June 28, 2011, our subsidiary that owns the SpringHill Suites in Bloomington, Minnesota and the Hampton Inn & Suites in Bloomington, Minnesota entered into a loan agreement with Goldman Sachs Commercial Mortgage Capital, LP for a loan in the principal amount of $14.75 million secured by a first mortgage lien on real estate, improvements, and personal property related to these hotels. The interest rate is fixed at 5.67%. The loan matures July 6, 2016, and principal and interest payments are amortized over a 25 year period. The loan may not be prepaid before the earlier of the second anniversary of the date on which the loan has been securitized or June 28, 2014, and after such time is subject to prepayment based upon standard defeasance. The loan is non-recourse, except to our operating partnership in the event of standard recourse carve-out provisions. The borrower must maintain a net operating income at the hotels of at least 80% of net operating income on the date of closing, or excess cash flow from the hotels will be reserved and subject to lender control.

On September 30, 2011, we refinanced our Bank of the Cascades loan to have a new maturity date of September 30, 2021 and a fixed interest rate of 4.66% until September 30, 2016 and a fixed interest rate thereafter of the then-current Federal Home Loan Bank of Seattle Intermediate/Long-Term, Advances Five-year Fixed Rate plus 3.00%.

Contractual Obligations

The following table outlines the timing of payment requirements related to our long-term debt obligations and other contractual obligations as of June 30, 2011 (dollars in millions):

	Payments Due By Period
	Total	Less than One Year	One to Three Years	Four to Five Years	More than Five Years
Long-term debt obligations(1)	$269.3	$67.3	$146.0	$21.0	$35.0
Operating Lease obligations	32.1	0.4	0.8	0.8	30.1

Total	$301.4	$67.7	$146.8	$21.8	$65.1

(1)	The amounts shown include amortization of principal on our fixed-rate and variable-rate obligations, debt maturities on our fixed-rate and variable-rate obligations and estimated interest payments on our fixed-rate obligations. Interest payments have been included based on the weighted-average interest rate.

In addition, we are required to make payments of management fees under our hotel management agreements based on a percentage of revenues at our hotels.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Directors, without stockholder approval. Any change to any of these policies by our Board of Directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board of Directors believes that it is advisable to do so in our and our stockholders’ best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns for our stockholders. We invest principally in hotels located in the United States. We target upscale and upper midscale hotels that meet specific acquisition criteria and to a lesser extent smaller full-service hotels that may fall into the upper upscale or midscale with food and beverage segments. We also may selectively invest in loans secured by these types of hotels or ownership interests in entities owning these types of hotels to the extent the investment provides us with a clear path to acquiring the underlying real estate, and subject to the limitations imposed by reason of our qualification as a REIT.

We engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. We pursue our investment objectives through the ownership by our operating partnership of hotels, but we may also make equity investments in other entities, including joint ventures that own hotels. Our management team identifies and negotiates acquisition and other investment opportunities, subject to the approval by our Board of Directors.

We may enter into joint ventures from time to time, if we determine that doing so would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments that support our objectives but do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain instances, consistent with achieving sustainable long-term growth for our stockholders.

We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific asset, other than the tax rules applicable to REITs. Additionally, no limits have been set on the concentration of investments in any one geographic location, hotel type or franchise brand. We currently anticipate that our real estate investments will continue to be concentrated in upscale and upper midscale hotels. We anticipate that our real estate investments will continue to be diversified in terms of geographic market.

Investments in Real Estate Mortgages

While we emphasize equity real estate investments in hotels, we may selectively acquire loans secured by hotel properties or entities that own hotel properties to the extent that those investments are consistent with our qualification as a REIT and provide us with a clear path to acquiring the underlying real estate. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but, in limited circumstances, we may from time to time provide a short-term loan to a hotel owner as a means of securing an acquisition opportunity. The mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by hotels. The subordinated mezzanine loans in which we may invest may include mezzanine loans secured by a pledge of ownership interests in an entity owning a hotel or group of hotels. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient or, in the case of subordinated mezzanine loans, available to enable us, to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

Subject to the gross income and asset requirements required to qualify as a REIT, we may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. However, other than in the formation transactions, we do not presently intend to invest in these types of securities.

Purchase and Sale of Investments

We expect to invest in hotels primarily for generation of current income and long-term capital appreciation. Although we do not currently intend to sell any hotels, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and development opportunities that align with our strategic objectives. If market conditions are favorable, we may also engage in development opportunities by developing the land within our portfolio or acquiring land for development.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act. Subject to tax rules applicable to REITs, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold. We do not expect to engage in any significant lending in the future. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our Board of Directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Issuance of Additional Securities

If our Board of Directors determines that obtaining additional capital would be advantageous to us, we may, subject to the terms of the articles supplementary designating the Series A Preferred Stock, without stockholder approval, issue debt or equity securities, including causing our operating partnership to issue additional common and preferred units, retain earnings (subject to the REIT distribution requirements for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional common or preferred units, which will dilute the ownership interests of the other limited partners.

We may offer shares of our common stock, common units, or other debt or equity securities in exchange for cash, real estate assets or other investment targets, and to repurchase or otherwise re-acquire shares of our common stock, common units or other debt or equity securities. We may, subject to the terms of the articles supplementary designating the Series A Preferred Stock, issue preferred stock from time to time, in one or more classes or series, as authorized by our Board of Directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time. However, any authorization or issuance of senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series A Preferred Stock rank junior to all of our existing and future indebtedness.

An entity affiliated with our Executive Chairman, Mr. Boekelheide, Summit Capital, may engage in the distribution and sale of securities of other issuers in private placements exempt from registration requirements under the Securities Act of 1933, as amended, or the Securities Act.

Repurchase of Our Securities

We may repurchase shares of our common stock or common units from time to time. We may also repurchase the Series A Preferred Stock from time to time as described under “Description of the Series A Preferred Stock — Redemption.” In addition, certain holders of common units have the right, beginning 12 months after completion of the formation transactions, to require us to redeem their common units in exchange for cash or, at our option, shares of common stock.

Reporting Policies

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports or statements available free of charge on our website at www.shpreit.com, under “Investor Relations — SEC Filings,” as soon as reasonably practicable after we file these materials with, or furnish them to, the SEC. Pursuant to the Exchange Act, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with Respect to Certain Transactions

We adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K, which include our directors, officers, major stockholders and affiliates, including certain of their family members. Under our bylaws, our directors and officers may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to our company.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock issuable upon redemption of common units (without giving effect to the 12-month restriction on redemption applicable to common units), as of October 12, 2011, by (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group and (iv) each person known by us to be the beneficial owner of five percent or more of our shares of common stock.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares and common units beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after the date of this prospectus, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock and common units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned		Percentage of All Shares(1)	Percentage of All Shares and Units Beneficially Owned(2)
Kerry W. Boekelheide	1,517,879	(4)	5.6%	4.1%
Daniel P. Hansen	25,000	(5)	*	*
Craig J. Aniszewski	6,523	(6)	*	*
Stuart J. Becker	2,500	(5)	*	*
Ryan A. Bertucci	—	(5)	—	—
Bjorn R. L. Hanson	1,500		*	*
David S. Kay	3,500		*	*
Thomas W. Storey	8,250		*	*
Wayne W. Wielgus	8,000		*	*
All directors and executive officers as a group (11 persons)	1,573,152		5.8%	4.2%
BlackRock, Inc.	3,035,596	(3)	11.1%	8.1%

*	Represents less than 1%

(1)	Amounts shown for individuals assume that all common units held by the person are redeemed for shares of our common stock, and amounts for all executive officers and directors as a group assume all common units held by them are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)	Based on a total of 37,378,000 of our common stock and common units, which common units may redeemed for cash or, at our election, shares of our common stock on a one-for-one basis as described in “Description of the Partnership Agreement.”

(3)	The number of shares of common stock beneficially owned and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on July 8, 2011 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 3,035,596 shares and sole dispositive power over 3,035,596 shares. BlackRock has its principal business office at 40 East 52nd Street, New York, NY 10022.

(4)	Mr. Boekelheide does not beneficially own any shares of our common stock but beneficially owns common units as follows (i) 17,000 common units issued to a revocable trust, the trustee and sole beneficiary of which is Mr. Boekelheide, in exchange for the trust’s membership interests in our predecessor; (ii) 1,109,164 common units issued to The Summit Group in the merger in exchange for its membership interests in our predecessor; (iii) 74,829 common units issued to The Summit Group in exchange for its Class B membership interest in Summit of Scottsdale; and (iv) an aggregate of 316,886 common units issued to entities affiliated with Mr. Boekelheide other than The Summit Group, over which Mr. Boekelheide shares voting and investment power with individuals who are not affiliated with us. Does not reflect options to purchase 376,000 shares of our common stock at the per-share price of $9.75, none of which has vested.

(5)	Does not reflect options granted to Messrs. Hansen, Becker and Bertucci to purchase 235,000, 47,000 and 47,000 shares of our common stock, respectively, at the per-share price of $9.75, none of which has vested.

(6)	Mr. Aniszewski beneficially owns 2,418 shares of our common stock and 4,105 common units issued to Mr. Aniszewski in the merger in exchange for his Class B membership interests in our predecessor. Does not reflect options to purchase 235,000 shares of our common stock at the per-share price of $9.75, none of which has vested.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following summary of the material terms and provisions of the Series A Preferred Stock is not complete and is qualified in its entirety by the terms of our charter and the terms of the articles supplementary designating the Series A Preferred Stock, both of which have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We currently are authorized to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series. Each class or series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Directors may determine by adoption of applicable articles supplementary to our charter. Our Board of Directors may, without notice to or the consent of holders of Series A Preferred Stock, authorize the issuance and sale of additional shares of Series A Preferred Stock and authorize and issue additional shares of any class or series of parity equity securities from time to time.

We intend to file an application to list the Series A Preferred Stock on the NYSE under the symbol “INNPrA.” If the application is approved, we expect trading to commence within 30 days after the initial delivery of the Series A Preferred Stock.

The transfer agent, registrar and dividend disbursement agent for the Series A Preferred Stock will be Wells Fargo Bank, N.A.

Ranking

The Series A Preferred Stock ranks senior to our common stock and our other junior equity securities, if any, pari passu with our parity equity securities and junior to our senior equity securities, if any. Any authorization or issuance of senior equity securities would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes. The Series A Preferred Stock ranks junior to all of our existing and future indebtedness.

Dividends

Holders of Series A Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of     % per annum of the $25.00 per share liquidation preference, equivalent to $             per annum per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about the last day of February, May, August and November of each year. The first dividend on the Series A Preferred Stock sold in this offering will be paid on November 30, 2011 and will be in the amount of $             per share. Dividends payable on the Series A Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable dividend falls, or such other date as designated by our Board of Directors for the payment of dividends that is not more than 90 days nor fewer than 10 days prior to the dividend payment date.

Our Board of Directors will not authorize, and we will not pay, any dividends on the Series A Preferred Stock or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our capital stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred

Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and the holders of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on Series A Preferred Stock, including any capital gain dividends, will be credited to the previously accrued dividends on the Series A Preferred Stock. We will credit any dividend made on Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

We will not declare or pay any dividends, or set aside any funds for the payment of dividends, on our common stock or our other junior or parity equity securities, if any, or redeem or otherwise acquire our common stock or our other junior or parity equity securities, if any, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the Series A Preferred Stock for all past dividend periods, except by conversion of junior equity securities into or in exchange for other junior equity securities or pursuant to an exchange offer made on the same terms to all holders of Series A Preferred Stock and all parity equity securities. This restriction will not limit our redemption or other acquisition of shares under incentive, benefit or stock purchase plans for officers, directors or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our charter in order to preserve our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series A Preferred Stock and our parity equity securities, if any, the amount which we have declared will be allocated pro rata to the Series A Preferred Stock and our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid dividends on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders liquidating distributions in cash or property at fair market value as determined by our Board of Directors equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the payment. Holders of Series A Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common stock and our other junior equity securities, if any. The rights of holders of Series A Preferred Stock to receive their liquidation preference would be subject to preferential rights of the holders of our senior equity securities, if any. Written notice will be given to each holder of Series A Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series A Preferred Stock and our parity equity securities, then we will distribute our assets to the holders of Series A Preferred Stock and our parity equity securities, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

Generally

We may not redeem the Series A Preferred Stock prior to                     , 2016, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after                     , 2016, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption.

We will give notice of redemption by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of Series A Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place or places where the certificates for the shares of Series A Preferred Stock are to be surrendered for payment; and

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we elect to redeem any of the Series A Preferred Stock in connection with a Change of Control (as defined below under “— Special Optional Redemption”) and we intend for such redemption to occur prior to the applicable Change of Control Conversion Date (as defined below under “— Conversion Rights”), our redemption notice will also state that the holders of shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected for redemption prior to the Change of Control Conversion Date will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we redeem fewer than all of the Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose in our sole discretion.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through the redemption date.

The holders of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the shares of Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the shares of Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock to be redeemed.

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below and in “Description of Capital Stock — Restrictions on Ownership and Transfer.” In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series A Preferred Stock will be subject to the restrictions on ownership and transfer in Article VII of our charter.

Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we reacquire will return to the status of authorized but unissued shares.

Special Optional Redemption

In the event of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise our special optional redemption right by providing a notice of redemption with respect to some or all of the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

We will mail to you, if you are a record holder of shares of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place or places where the certificates for the shares of Series A Preferred Stock are to be surrendered for payment;

•

that the shares of Series A Preferred Stock are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through the redemption date.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (subject to our right to redeem the Series A Preferred Stock in whole or in part, as described under “— Redemption,” prior to the Change of Control Conversion Date) to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a share of Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	(i.e., the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a dividend of our common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our common stock. The adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, (a) the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and (b) the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed              shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”), or                  shares if the underwriters’ over-allotment option is exercised in full. The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Stock, holders will not be able to convert shares of Series A Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number or percentage of shares of Series A Preferred Stock to be converted; and

•	that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series A Preferred Stock are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

The “Common Stock Price” will be: (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash; and (ii) the average of the closing prices for shares of our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of shares of our common stock is other than solely cash.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (“DTC”).

Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some of all of the Series A Preferred Stock, holders of any Series A Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion right in respect of any of their shares that have been called for redemption, and such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock for shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the articles supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer,” below.

These Change of Control conversion and redemption features may make it more difficult for a party to take over our company or discourage a party from taking over our company. See “Risk Factors — The Change of Control conversion feature may not adequately compensate you, and the Change of Control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of Series A Preferred Stock generally will have no voting rights, except as set forth below.

Whenever dividends on the Series A Preferred Stock are due but unpaid for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting our Board of Directors shall be increased by two and holders of Series A Preferred Stock, voting as a single class with the holders of any other parity equity securities upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of at least 33% of the outstanding shares of Series A Preferred Stock or the holders of at least 33% of outstanding shares of any such other class or series of parity equity securities if the request is received 90 or more days before the next annual meeting of stockholders, or, if the request is received less than 90 days prior to the next annual meeting, at the next annual or, at our sole discretion, a separate special meeting of stockholders to be held no later than 90 days after our receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all dividends accumulated on the Series A Preferred Stock for the past dividend periods and the then-current dividend period have been paid or declared and set aside for payment in full. The Preferred Stock Directors will be elected by a plurality of the votes cast by the holders of the Series A Preferred Stock (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable) in the election to serve until our next annual meeting and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

If and when all accumulated dividends in arrears for all past dividend periods and dividends for the then-current dividend period on the Series A Preferred Stock shall have been paid in full or a sum sufficient for the payment is irrevocably deposited in trust for payment, the holders of Series A Preferred Stock shall immediately be divested of the voting rights as described in this section (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth as described in this section (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding shares of Series A Preferred Stock when they have the voting rights set forth in this section (voting together as a single class with all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series A Preferred Stock remains outstanding, we shall not: (i) authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of our company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding shares of Series A Preferred Stock and all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class); or (ii) amend, alter or repeal the provisions of our charter (including the articles supplementary), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock at the time (voting as a separate class). Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as (a) the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, or (b) the holders of Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series A Preferred Stock. In addition, any increase in the amount of authorized Series A Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other parity equity securities, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

In any matter in which the holders of Series A Preferred Stock are entitled to vote separately as a single class, each share of Series A Preferred Stock will be entitled to one vote. If the holders of Series A Preferred Stock and any other class or series of our parity equity securities are entitled to vote together as a single class on any matter, the Series A Preferred Stock and the shares of the other class or series of our parity equity securities will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

For information regarding restrictions on ownership and transfer of the Series A Preferred Stock, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

The articles supplementary for the Series A Preferred Stock will provide that the ownership limitation described in “Description of Capital Stock — Restrictions on Ownership and Transfer” applies to ownership of shares of Series A Preferred Stock as a separate class pursuant to Article VII of our charter, under which shares of Series A Preferred Stock owned by a stockholder in excess of the ownership limit will be transferred to a charitable trust and may be purchased by us under certain circumstances. Our Board of Directors may, in its sole discretion, except a person from the ownership limit, as described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Ownership limits also apply to shares of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” Notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of the Series A Preferred Stock will be entitled to convert any shares of Series A

Preferred Stock into shares of our common stock to the extent that receipt of our common stock would cause such holder or any other person to exceed the ownership limits contained in our charter or in the articles supplementary for the Series A Preferred Stock.

Preemptive Rights

No holders of Series A Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for our common stock or any other security of our company.

Book-Entry Procedures

DTC will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of the Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series A Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the shares of Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the shares of Series A Preferred Stock will be sent to Cede & Co. If less than all of the shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends and distributions on the shares of Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and certain terms of our charter and bylaws as we expect they will be at the time of completion of this offering and the formation transactions.

General

We are authorized to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock. Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. As of the date of this prospectus, we had 27,278,000 outstanding shares of common stock and no outstanding shares of preferred stock. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board of Directors and declared by us; and

•

are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Power to Reclassify and Issue Stock

Our Board of Directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common and Preferred Stock

Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our Board of Directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our Board of Directors believes it is at present essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the Ownership Limit.

Our charter also prohibits any person from:

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beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

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transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•

beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•

beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as an “eligible independent contractor” under the REIT rules.

Our Board of Directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our Board of Directors any representations, covenants and undertakings that our Board of Directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board of

Directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Stock Exchange Listing

We intend to file an application to list the Series A Preferred Stock on the NYSE under the symbol “INNPrA.” Our common stock is traded on the NYSE under the symbol “INN.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Wells Fargo Bank, National Association.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by our Board of Directors, but may not be less than the minimum number required under the MGCL, which is one, or more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Each member of our Board of Directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

As permitted by the MGCL, our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). However, our Board of Directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our Board of Directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

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a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

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the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our Board of Directors, (2) vest in our Board of Directors the exclusive power to fix the number of directors, by vote of a majority of the entire board and (3) require, unless called by our chairman, our president and chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our Board of Directors is not currently classified. In the future, our Board of Directors may elect, without stockholder approval, to classify our Board of Directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our Board of Directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president and chief executive officer or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendments to Our Charter and Bylaws

Except for certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our Board of Directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merger or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution

Our dissolution must be declared advisable by a majority of our entire Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•	supermajority vote and cause requirements for removal of directors;

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requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

•	provisions that vacancies on our Board of Directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

•	the power of our Board of Directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

•	the power of our Board of Directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

•	the restrictions on ownership and transfer of our stock; and

•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Directors’ and Officers’ Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

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any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT

The following summarizes the material terms of the agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We, through a wholly owned subsidiary, are the sole general partner of our operating partnership, a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, the general partner has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners and to cause changes in our operating partnership’s business activities.

Transferability of Interests

We may not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction that results in a change in control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or our subsidiaries);

•

as a result of such transaction, all limited partners (other than our company or our subsidiaries) will receive, or have the right to receive, for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our shares of common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of partnership units (other than those held by our company or our subsidiaries) shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement, including those of the general partner, and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may cause the general partner to (i) transfer all or any portion of its general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner, and (ii) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock is listed.

We, through a wholly owned subsidiary serving as the general partner, without the consent of the limited partners, may (i) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our operating partnership in a transaction pursuant to which the limited partners (other than us or any of our subsidiaries) receive consideration as set forth above.

Capital Contributions

We will contribute, directly, to our operating partnership substantially all of the net proceeds of this offering as a capital contribution in exchange for Series A Preferred Units that mirror the terms of the Series A Preferred Stock. Upon completion of this offering, we will own all of the issued and outstanding Series A Preferred Units. As of the date of this prospectus, we owned approximately 73.0% of our operating partnership’s issued and outstanding common units, including common units representing the sole general partnership interest. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional partnership units. In addition, if we contribute additional capital to our operating partnership in exchange for partnership units, the general partner will revalue the property of our operating partnership to its fair market value (as determined by the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by the general partner) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, including the Series A Preferred Units, which have priority over common partnership interests with respect to distributions from our operating partnership, including the common partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, limited partners, other than us, have redemption rights, which will enable them to cause our operating partnership to redeem their limited partnership interests in exchange for cash or, at our operating partnership’s option, shares of common stock on a one-for-one basis. Redemptions will generally occur only on the first day of each calendar quarter. Limited partners must submit an irrevocable notice to our operating partnership of the intention to be redeemed no less than 60 days prior to the redemption date, and each limited partner must submit for redemption at least 1,000 common units or, if such limited partner holds less than 1,000 common units, all the common units owned by such limited partner. The number of shares of common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the share ownership limit in our charter;

•	result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, our operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•

cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management company failing to qualify as an eligible independent contractor under the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

The general partner may, in its sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally pays all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with any repurchase by us of any securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

•	all administrative costs and expenses, including salaries and other payments to directors, officers or employees;

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;

•	all expenses incurred by us relating to any issuance or redemption of partnership interests; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that, in the future, may be owned by us directly rather than by our operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, through our wholly owned subsidiary that serves as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. The partnership agreement provides that in the event of a conflict between the interests of our stockholders on the one hand and the limited partners of the operating partnership on the other hand, as general partner we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that so long as we own a controlling interest in the operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders and we shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by the general partner in its sole discretion, to us and the other limited partners in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

LTIP units are a class of partnership units in our operating partnership and, if issued, will receive the same quarterly per-unit profit distributions as the other outstanding units in our operating partnership. We have no current plan to issue any LTIP units. LTIP units, if issued, will not have full parity with other outstanding units with respect to liquidating distributions. Generally, under the terms of the LTIP units, if issued, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the last revaluation of our operating partnership assets until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding partnership units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our common units, the LTIP units will achieve full parity with our other common units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners holding common units in accordance with the respective percentage interests in the common units and we will receive allocations of net operating income with respect to our Series A Preferred Units equal to our distributions received with respect to our Series A Preferred Units. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, the general partner shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to (i) the difference between our predecessor’s adjusted tax basis in our portfolio and the proceeds of the offering that we will contribute to our operating partnership in exchange for partnership interests and (ii) contributed property acquired for limited partnership interests for which fair market value differs from the adjusted tax basis at the time of contribution. Any such election shall be binding on all partners. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to equalize the capital accounts of such holders with the capital accounts of the holders of the other outstanding units in our operating partnership.

Registration Rights

We have granted those persons with a direct or indirect interest in the property entities who received common units in the formation transactions certain registration rights with respect to the shares of our common stock that may be issued to them in connection with the exercise of the redemption rights under the partnership agreement.

Immediately following the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities and subject to certain further conditions as set forth in our operating partnership’s partnership agreement, we will be obligated to file a shelf registration statement covering the issuance or resale of common stock received by limited partners upon redemption of their limited partnership interests. In furtherance of such registration rights, we have also agreed as follows:

•	to use our reasonable best efforts to have the registration statement declared effective;

•

to furnish to limited partners redeeming their limited partnership interests for our shares of common stock prospectuses, supplements, amendments, and such other documents reasonably requested by them;

•	to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as the limited partners reasonably request;

•	to list shares of our common stock issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which our shares of common stock are then listed; and

•

to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

Notwithstanding the foregoing, we are not required to file more than two registration statements in any 12-month period and, as a condition to our obligations with respect to the registration rights of limited partners, each limited partner will agree:

•

that no limited partner will offer or sell shares of our common stock that are issued upon redemption of their limited partnership interests until such shares have been included in an effective registration statement;

•

that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we that do not suspend their rights for more than 180 days in any 12-month period);

•

that if we propose an underwritten public offering, each limited partner will agree not to effect any offer, sale or distribution of our shares during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and

•

to indemnify us and each of our officers, directors and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

Subject to certain exceptions, our operating partnership will pay all expenses in connection with the exercise of registration rights under our operating partnership’s partnership agreement.

We have also granted to the IHG affiliate that purchased shares of our common stock in a private placement concurrent with our IPO certain registration rights with respect to those shares on terms that are substantially similar to those described above.

Amendments of the Partnership Agreement

The general partner, without the consent of the limited partners, may amend the partnership agreement in any respect; provided that the following amendments require the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries):

•

any amendment affecting the operation of the conversion factor (for holders of LTIP units) or the redemption right (except as otherwise provided in the partnership agreement) in a manner that adversely affects the limited partners in any material respect;

•

any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional partnership units pursuant to the partnership agreement;

•

any amendment that would alter our operating partnership’s allocations of profit and loss to the limited partners, other than with respect to the issuance of additional common units pursuant to the partnership agreement; or

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership.

Indemnification and Limitation of Liability

The limited partners of our operating partnership expressly acknowledge that the general partner of our operating partnership is acting for the benefit of our operating partnership, the limited partners (including us) and our stockholders collectively and that we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our operating partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our stockholders on the one hand, and the limited partners of our operating partnership on the other hand, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners, provided however, that so long as we own a controlling interest in our operating partnership, any such conflict that the general partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders, and neither the general partner nor our company will be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

To the extent permitted by applicable law, the partnership agreement provides for the indemnification of the general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, the general partner of our operating partnership, and our officers, directors, agents or employees, will not be liable for monetary damages to our operating partnership or the limited partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission so long as any such party acted in good faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term

Our operating partnership will continue indefinitely or until sooner dissolved upon:

•	the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more general partners; or

•	an election by us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that the sole general partner of our operating partnership is the tax matters partner of our operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our Series A Preferred Stock. For purposes of this section under the heading “Material Federal Income Tax Considerations,” references to the terms “we,” “our” and “us” mean only Summit Hotel Properties, Inc. and not our subsidiaries or other lower-tier entities except as otherwise indicated. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our Series A Preferred Stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our Series A Preferred Stock through the exercise of employee share options or otherwise as compensation;

•	persons holding our Series A Preferred Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	partnerships and persons holding our Series A Preferred Stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold our Series A Preferred Stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received and do not currently expect to request any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SERIES A PREFERRED STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2011. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by applicable Code provisions and the related rules and regulations, and administrative and judicial interpretations thereof.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year ending on December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our short taxable year ending December 31, 2011 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•

net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2012 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of our stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.    A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the event that a qualified REIT subsidiary ceases to be wholly owned, its separate existence would no longer be disregarded for U.S. federal income tax purposes. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.

Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries.    A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as defined below under “— Gross Income Tests — Rents from Real Property”) to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as dividend income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed two TRSs, Summit TRS and Summit TRS II, whose wholly owned subsidiaries are the lessees of our hotel properties. We will not be able to use income and gain recognized by Summit TRS to offset losses recognized by Summit TRS II, and vice versa, which may result in a higher tax liability than would be the case if all of our hotel properties were leased by TRS lessees of the same TRS. To reduce the risk of incurring a prohibited transaction tax, we may transfer some or all of our predecessor’s parcels of undeveloped land to one of our TRSs.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

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income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

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Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS and the property is a “qualified lodging facility,” such TRS may not directly or indirectly operate or manage such property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS (such operator, an “eligible independent contractor”).

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Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the leased properties. We need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

Our TRS lessees lease from our operating partnership and its subsidiaries the land (or leasehold interest), buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

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the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

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the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that our leases are structured so that they qualify as true leases for federal income tax purposes. Our belief is based on the following with respect to each lease:

•	our operating partnership and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

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the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through hotel managers that are eligible independent contractors, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

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the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

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in the event of damage or destruction to a hotel, the lessee is at economic risk because it bears the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

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the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (i) injury to persons or damage to property occurring at the hotels or (ii) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

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the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

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each lease that we have entered into, at the time we entered into it (or at any time that any such lease is subsequently renewed or extended) enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel is expected to have a substantial remaining useful life and substantial remaining fair market value.

We expect that the leases we enter into in the future with our TRS lessees will have similar features.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, or disregarded altogether for tax purposes, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We anticipate that all of our hotels will be leased to TRSs. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS with respect to any property will qualify as “rents from real property” as long as the property is a “qualified lodging facility” and such property is operated on behalf of the TRS by a person from whom we derive no income who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our stock, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

Our TRS lessees lease our hotel properties, which we believe constitute qualified lodging facilities. Our TRS lessees engaged Interstate, Noble and an affiliate of IHG to operate our hotels on behalf of the TRS lessees. We believe that each of those entities qualifies as an “eligible independent contractor.” Our TRS lessees may engage other hotel managers in the future. Our TRS lessees will only engage hotel managers that qualify as “eligible independent contractors.”

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. We believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of our other nonqualifying income, will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT qualification.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Furthermore, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. However, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise jeopardize our tax status as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead may be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, or they may be treated as nonqualifying income for purposes of both gross income tests. We believe that we have structured our leases in a manner that will enable us to satisfy the REIT gross income tests.

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may selectively invest in mortgage debt when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We may also selectively invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. To reduce the risk of incurring a prohibited transaction tax, we may transfer some or all of our predecessor’s parcels of undeveloped land to one of our TRSs.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.    From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (i) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.    Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.    We may have gross income that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our anticipated sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may selectively invest from time to time in mortgage debt and mezzanine loans. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (ii) the fair market value of the loan.

Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus, no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10.0 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

Pursuant to IRS Revenue Procedure 2010-12, the IRS has indicated that it will treat certain distributions from publicly traded REITs that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, IRS Revenue Procedure 2010-12 requires that at least 10% of the total distribution be payable in cash and that each stockholder have a right to elect to receive its entire distribution in cash. If too many stockholders elect to receive cash, each stockholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no stockholder electing to receive cash may receive less than 10% of such stockholder’s distribution in cash). The taxes resulting from receipt of a distribution consisting of cash and our stock may exceed the cash that you receive in the distribution. IRS Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. It is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and our stock in later years. We have no current intention of paying dividends on our common stock in stock and we will not pay dividends on Series A Preferred Stock in stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2012 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of shares of our Series A Preferred Stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of our Series A Preferred Stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our Series A Preferred Stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our Series A Preferred Stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, its earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 15% through 2012. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “— Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us prior to 2013 from non-REIT corporations, such as our TRS lessees, and (ii) to the extent attributable to income recognized by us prior to 2013 and on which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such shares of stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property subject to certain exceptions. Our dividends generally will be subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Series A Preferred Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the U.S. stockholder purchases other stock within 30 days before or after the disposition.

Taxation of U.S. Stockholders on a Conversion of Series A Preferred Stock

Except as provided below, (i) a U.S. stockholder generally will not recognize gain or loss upon the conversion of Series A Preferred Stock into our common stock, and (ii) a U.S. stockholder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted Series A Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our shares of common stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted Series A Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series A Preferred Stock for more than one year at the time of conversion. U.S. stockholders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such holder exchanges shares of our common stock received on a conversion of Series A Preferred Stock for cash or other property.

Taxation of U.S. Stockholders on a Redemption of Series A Preferred Stock

A redemption of Series A Preferred Stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Series A Preferred Stock (in which case the redemption will be treated in the same manner as a sale described above in “— Taxation of U.S. Stockholders on the Disposition of Series A Preferred Stock”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. stockholder’s interest in our stock, (ii) results in a “complete termination” of the U.S. stockholder’s interest in all of our classes of stock or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular U.S. stockholder of Series A Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of Series A Preferred Stock does not meet any of the three tests described above, the redemption proceeds will be treated as a taxable as a dividend, as described above in “— Taxation of Taxable U.S. Stockholders.” In that case, a U.S. stockholder’s adjusted tax basis in the redeemed Series A Preferred Stock will be transferred to such U.S. stockholder’s remaining share holdings in us. If the U.S. stockholder does not retain any of our stock, such basis could be transferred to a related person that holds our stock or it may be lost.

Under proposed Treasury regulations, if any portion of the amount received by a U.S. stockholder on a redemption of any class of our preferred stock is treated as a distribution with respect to our stock but not as a taxable dividend, then such portion will be allocated to all shares of stock of the redeemed class held by the redeemed stockholder just before the redemption on a pro-rata, share-by-share, basis. The amount applied to each share of stock will first reduce the redeemed U.S. stockholder’s basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If the redeemed stockholder has different bases in its shares of stock, then the amount allocated could reduce some of the basis in certain shares of stock while reducing all the basis and giving rise to taxable gain in others. Thus the redeemed U.S. stockholder could have gain even if such U.S. stockholder’s basis in all its shares of stock of the redeemed class exceeded such portion.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of preferred stock to the redeemed U.S. stockholder’s remaining, unredeemed shares of preferred stock of the same class (if any), but not to any other class of stock held (directly or indirectly) by the redeemed U.S. stockholder. Instead, any unrecovered basis in the redeemed shares of preferred stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations will ultimately be finalized.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent additional congressional action, will apply until December 31, 2012). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is

15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012. Absent additional congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on net gains from the sale or other disposition of property, such as our common stock, subject to certain exceptions.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the value of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our Series A Preferred Stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our Series A Preferred Stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (conducted through a U.S. permanent establishment, where applicable), the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its Series A Preferred Stock. Instead, the excess portion of such distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its Series A Preferred Stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its Series A Preferred Stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For taxable years beginning after December 31, 2013, certain non-U.S. stockholders will be subject to U.S. withholding tax at a rate of 30% on dividends paid on our Series A Preferred Stock, if certain disclosure requirements related to U.S. ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a rate of 30% will be imposed, for taxable years beginning after December 31, 2014, on proceeds from the sale of Series A Preferred Stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

However, if our Series A Preferred Stock is regularly traded on an established securities market in the United States, capital gain distributions on our Series A Preferred Stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our Series A Preferred Stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our Series A Preferred Stock will be regularly traded on an established securities market in the United States following this offering. If our Series A Preferred Stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our Series A Preferred Stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our Series A Preferred Stock during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our Series A Preferred Stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the Series A Preferred Stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our Series A Preferred Stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are and will continue to be a United States real property holding corporation based on our investment strategy. However, despite our status as a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our Series A Preferred Stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If either our common stock or our Series A Preferred Stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA may be available with respect to our Series A Preferred Stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our Series A Preferred Stock. For example, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our Series A Preferred Stock is treated as being regularly traded under applicable Treasury regulations on an established securities market; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our Series A Preferred Stock at all times during a specified testing period.

As noted above, we anticipate that our Series A Preferred Stock will be regularly traded on an established securities market following this offering. If our Series A Preferred Stock is not regularly traded but our common stock is regularly traded, a non-U.S. stockholder that owns less than a specified value of our stock at the applicable testing date may qualify for an exemption to FIRPTA and is urged to consult with its own tax advisor to determine whether an exception to FIRPTA would be available.

If the gain on the sale of our Series A Preferred Stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. U.S. stockholders that hold our stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends paid after December 31, 2013 and proceeds of sale of our stock paid after December 31, 2014 if certain disclosure requirements related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

Substantially all of our investments are owned indirectly through our operating partnership, which owns the hotel properties either directly or through certain subsidiaries. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

Hunton & Williams LLP is of the opinion that our operating partnership will be treated as a partnership, and not an association or publicly traded partnership taxable as a corporation, for federal income tax purposes. Investors should be aware, however, that advice of counsel is not binding upon the IRS, or any court. Therefore, no assurances can be given that our operating partnership will be treated as a partnership for federal income tax purposes. A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. There is a risk that the right of a holder of common units in our operating partnership to redeem the units for our common stock could cause the common units to be considered readily tradable on the substantial equivalent of a secondary market. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after

December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exception”), interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable years. Pursuant to another safe harbor (the “limited trading exception”), interests in a partnership will not be treated as readily traded on a secondary market or a substantial equivalent thereof if the sum of the percentage interests in the partnership capital or profits transferred during the taxable year of the partnership does not exceed two percent of the total interests in the partnership capital or profits, excluding certain “private transfers” and transfers made under certain redemption or repurchase agreements.

For tax purposes, our operating partnership is treated as a continuation of our predecessor. We believe our predecessor has qualified for the limited trading exception in each of its prior taxable years, but has not qualified for the 90% passive income exception because its income primarily arose from the active business of operating hotels. During its 2011 taxable year, we anticipate that our operating partnership will qualify for the limited trading exception unless the IRS successfully contends that the payment of certain accrued and unpaid priority distributions on our predecessor’s Class A and Class A-1 membership interests in connection with the formation transactions is recharacterized as a “disguised sale” for federal income tax purposes. Although we have been advised by counsel that the payment of the accrued and unpaid priority returns in connection with the formation transactions should not be a “disguised sale,” no assurance can be given that the IRS will not successfully challenge that position, in which case we would not satisfy the limited trading exceptions. If treated as a publicly traded partnership, our operating partnership will not qualify for the 90% passive income exception during its 2011 taxable year because of the active hotel business income our predecessor earned in 2011 prior to the closing of our IPO. However, during our operating partnership’s 2011 taxable year, no common unit holder will be eligible to redeem common units for cash or, at our election, our common stock. Accordingly, even if our operating partnership does not qualify for the limited trading exception, we believe that our operating partnership will not be treated as a publicly traded partnership during its 2011 taxable year because interests in our operating partnership will not be readily tradable on a secondary market or the substantial equivalent thereof. Because we believe that our predecessor has not been classified as a publicly traded partnership in prior taxable years and our operating partnership will not be classified as a publicly traded partnership during its 2011 taxable year, we believe that the 90% passive income exception will be available to prevent our operating partnership from being taxed as a corporation should it be classified as a publicly traded partnership in taxable years after 2011. For taxable years after 2011, we believe that our operating partnership will have sufficient qualifying rental income to satisfy the 90% passive income exception and may qualify for the limited trading exception in certain years. We expect that any other Partnership that we form in the future will qualify for the private placement exception

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT unless we qualified for certain relief provisions, because the value of our ownership interest in our operating partnership exceeds 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of the proceeds of our IPO to our operating partnership for common units and our contribution of the proceeds of this offering to our operating partnership for Series A Preferred Units that will mirror the Series A Preferred Stock, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership’s existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership’s adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

The contribution of the cash proceeds of our IPO to our operating partnership created a book-tax difference, and our contribution of the proceeds of this offering to our operating partnership may also create a book-tax difference. Furthermore, our operating partnership may admit partners in the future in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences and our operating partnership succeeded to the book-tax differences with respect to properties contributed to our predecessor. Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, our operating partnership’s existing tax basis in our initial properties at the time we contribute the cash proceeds of this offering and the carryover basis in the hands of our operating partnership of properties contributed in the future could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our properties were to have a tax basis equal to their fair market value at the time of the contribution of cash or property. We have not yet decided what method will be used to account for book-tax differences caused by the contribution of the cash proceeds of our IPO and this offering to our operating partnership or the future acquisition of properties by our operating partnership.

Basis in Partnership Interest.    Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•

reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.    Our operating partnership’s tax basis in our initial properties was generally not affected by the formation transactions and our IPO. However, if the IRS successfully contends that the payment of certain accrued and unpaid priority returns on our predecessor’s Class A and Class A-1 membership interests in connection with the formation transactions is recharacterized as a “disguised sale” for federal income tax purposes, our basis in our operating partnership’s assets may be adjusted to account for the difference between the deemed purchase price of the interests we are treated as having acquired in the “disguised sale” and the proportionate share of our operating partnership’s basis in the assets that is attributable to such interests. Such adjustments will only impact tax allocations made to us. To the extent that our operating partnership acquires hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions that are attributable either to (i) properties held by our operating partnership at the time we contributed the cash proceeds of our IPO to our operating partnership in exchange for common units (except to the extent of the portion of the properties attributable to membership interests in our predecessor that we are treated as having acquired with the cash proceeds of our IPO) or (ii) properties contributed to our operating partnership in the future in exchange for common units. Those special allocations could result in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. Similar allocation rules apply with respect to the built-in gain attributable to the difference between the fair market value of our hotel properties at the closing of our IPO and our predecessor’s adjusted tax basis in those properties.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, preventing an expiration of current federal income tax rates on December 31, 2010 by amending the sunset provisions such that they will take effect on December 31, 2012. The amended sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that currently are in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our Series A Preferred Stock.

State, Local and Foreign Taxes

We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our Series A Preferred Stock.

Tax Shelter Reporting

If a holder of our securities recognizes a loss as a result of a transaction with respect to our securities of at least (i) $2.0 million or more in a single taxable year or $4.0 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, or (ii) $10.0 million or more in a single taxable year or $20.0 or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders of our securities should consult their tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement with Wells Fargo Securities, LLC, as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of Series A Preferred Stock set forth opposite its name in the table below.

Underwriter	Number of Shares
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC

Total

Under the terms of the underwriting agreement, the underwriters are committed, severally and not jointly, to purchase all of these shares of Series A Preferred Stock if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify severally the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligations to purchase the Series A Preferred Stock depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material adverse change in the financial markets and that we deliver to the underwriters customary closing documents.

Commissions and Discounts

The underwriters propose to offer our Series A Preferred Stock directly to the public at $            per share and to certain dealers at such price less a concession not in excess of $            per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $            per share to other dealers. If all of the Series A Preferred Stock are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms. The offering of the Series A Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series A Preferred Stock.

Total
	Per Share	Without Option	With Option
Initial price to public	$	$	$
Underwriting discount and commissions
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses related to this offering payable by us, excluding the underwriting discount, will be approximately $            .

Over-Allotment Option

We have granted the underwriters an option to purchase up to            additional shares of Series A Preferred Stock at the public offering price less the underwriting discount and less an amount per share equal to any distributions per share payable by us on our Series A Preferred Stock that are not payable by us on these option shares. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Series A Preferred Stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant any option to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, any of our Series A Preferred Stock or any shares of preferred stock ranking on par with or senior to the Series A Preferred Stock or any options or warrants to acquire Series A Preferred Stock or securities exchangeable or exercisable for or convertible into Series A Preferred Stock or preferred stock ranking on par with or senior to the Series A Preferred Stock; (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Series A Preferred Stock or such parity or senior preferred stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Series A Preferred Stock, such parity or senior preferred stock, in cash or otherwise; or (iii) announce the offering of, or file or cause to be filed any registration statement under the Securities Act with respect to, any Series A Preferred Stock or any preferred stock ranking on par with or senior to the Series A Preferred Stock or any options or warrants to acquire Series A Preferred Stock or securities exchangeable or exercisable for or convertible into Series A Preferred Stock or preferred stock ranking on par with or senior to the Series A Preferred Stock for a period of 30 days after the date of this prospectus supplement without the prior written consent of the representative.

Notwithstanding the foregoing, if (i) during the last 17 days of the 30-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 30-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 30-day period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

We have filed an application to list our Series A Preferred Stock on the NYSE under the symbol “INNPrA.” If this application is approved, trading of our Series A Preferred Stock on the NYSE is expected to begin within 30 days following initial delivery of our Series A Preferred Stock. The underwriters have advised us that they intend to make a market in our Series A Preferred Stock prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the shares, however, and may cease market making activities, if commenced, at any time.

Price Stabilization and Short Positions

Until the distribution of Series A Preferred Stock is completed, the SEC rules may limit the underwriters and selling group members from bidding for and purchasing our Series A Preferred Stock. However, the underwriters may engage in transactions that stabilize the price of the Series A Preferred Stock, such as bids or purchases of shares in the open market while the offering is in progress to peg, fix, or maintain that price. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Series A Preferred Stock from us in the offering. The underwriters may reduce that short position by purchasing Series A Preferred Stock in the open market and by exercising all or part of the over-allotment option described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional Series A Preferred Stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Series A Preferred Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the Series A Preferred Stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our Series A Preferred Stock. They may also cause the price of our Series A Preferred Stock to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell securities in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

United Kingdom

Each underwriter shall be deemed to have represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Series A Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series A Preferred Stock in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Series A Preferred Stock is only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Other Relationships

Affiliates of Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, two of the underwriters in this offering, are lenders under our revolving credit facility and may therefore receive a portion of the net proceeds from this offering through the partial repayment of indebtedness under the revolving credit facility. See “Use of Proceeds.” An affiliate of Deutsche Bank Securities Inc. also acts as an agent in connection with the credit facility and has received and will continue to receive customary compensation in connection with the credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

EXPERTS

The consolidated balance sheet of Summit Hotel Properties, Inc. as of July 12, 2010, and the consolidated financial statements and financial statements Schedule III of Summit Hotel Properties, LLC as of and for the year ended December 31, 2010, each of which is incorporated by reference in this prospectus, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference in this prospectus, and upon authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Summit Hotel Properties, LLC as of December 31, 2009 and for the years ended December 31, 2009 and 2008 incorporated by reference in this prospectus have been audited by Eide Bailly LLP, an independent registered public accounting firm, as indicated in their report with respect thereto incorporated by reference in this prospectus. In addition, Eide Bailly LLP also audited Summit Hotel Properties, LLC’s internal control over financial reporting as of December 31, 2009 as indicated in their report with respect thereto incorporated by reference in this prospectus. Both reports have been incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP and for the underwriters by Hogan Lovells US LLP. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the Series A Preferred Stock offered by this prospectus. Hunton & Williams LLP and Hogan Lovells US LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed by us with the SEC are incorporated by reference into this prospectus and registration statement except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011;

•	Annual Report on Form 10-K/A for the year ended December 31, 2010, filed with the SEC on April 4, 2011;

•

Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 16, 2011, and for the quarterly period ended June 30, 2011, filed with the SEC on August 15, 2011;

•	Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2011, filed with the SEC on August 31, 2011; and

•	Current Reports on Form 8-K, filed with the SEC on February 14, 2011, February 18, 2011, March 29, 2011, April 6, 2011, May 2, 2011 and October 14, 2011.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us in writing or by phone at:

Summit Hotel Properties, Inc.

2701 South Minnesota Avenue, Suite 6

Sioux Falls, South Dakota 57105

Telephone: (605) 361-9566

Our website is www.shpreit.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with this registration statement, under the Securities Act with respect to the Series A Preferred Stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the Series A Preferred Stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of this registration statement, including the exhibits and schedules to this registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and file periodic reports and proxy statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

SUMMIT HOTEL PROPERTIES, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2011	F-2

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2010	F-3

Notes and Management’s Assumptions to Unaudited Pro forma Condensed Consolidated Financial Information	F-4

SUMMIT HOTEL PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

	Summit Hotel Properties, LLC (Period from January 1, 2011 to February 13, 2011)(A)	Summit Hotel Properties, Inc. (Period from February 14, 2011 to June 30, 2011)(B)	Combined Six-Month Period Ended June 30, 2011	Pro Forma Adjustments		Pro Forma Summit Hotel Properties, Inc.
REVENUE
Room revenues	$14,268	$56,272	$70,540			$70,540
Other hotel operations revenues	330	1,126	1,456			1,456
Total revenues	14,598	57,398	71,996			71,996
EXPENSES
Hotel operating expenses:
Rooms	4,961	16,644	21,605			21,605
Other direct	2,658	7,152	9,810			9,810
Other indirect	4,686	14,114	18,800			18,800
Other	73	274	347			347
Total hotel operating expenses	12,378	38,184	50,562			50,562
Depreciation and amortization	3,429	10,249	13,678			13,678
Corporate general and administrative:
Salaries and other compensation	—	1,066	1,066	$355	(C)	1,421
Other	—	1,550	1,550	510	(C)	2,060
Equity-based compensation	—	302	302	88	(D)	390
Hotel property acquisition costs	—	—	—			—
Loss on impairment of assets	—	—	—			—
Total expenses	15,807	51,351	67,158			68,111
Income (loss) from operations	(1,208)	6,047	4,839			3,885
Other income (expense):
Interest income	7	14	21			21
Interest expense	(4,666)	(6,519)	(11,185)	5,654	(E)	(5,531)
Loss on disposal of assets	0	(36)	(36)			(36)
Total other expense	(4,659)	(6,541)	(11,200)			(5,546)
Income (loss) from continuing operations	(5,868)	(494)	(6,362)			(1,661)
Income tax expense	(339)	(516)	(855)			(855)
Net loss	(6,207)	(1,010)	(7,217)	4,701		(2,516)
Net income (loss) allocated to noncontrolling interests	—	(273)	(273)	(406)		(679)
Net loss allocated to common stockholders	$(6,207)	$(737)	$(6,944)	$5,107		$(1,837)
Pro forma earnings (loss) per share:
Basic		$(0.03)				$(0.07)
Diluted		$(0.03)				$(0.07)
Pro forma weighted-average number of common shares:
Basic		27,278,000				27,278,000
Diluted		27,278,000				27,278,000

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

SUMMIT HOTEL PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

	Summit Hotel Properties, LLC(A)	Reclassification Adjustments(B)		Reclassified Subtotal	Pro Forma Adjustments		Pro Forma Summit Hotel Properties, Inc.
REVENUE
Room revenues	$133,069			$133,069			$133,069
Other hotel operations revenues	2,566			2,566			2,566
Total revenues	135,635			135,635			135,635
EXPENSES
Hotel operating expenses:
Direct hotel operations	47,210	$(47,210	)(1)	—			—
Other hotel operating expenses	18,961	(18,961	)(2)	—			—
General, selling and administrative	25,380	(25,380	)(3)	—			—
Repairs and maintenance	4,718	(4,718	)(4)	—			—
Rooms	—	41,129	(1)	41,129			41,129
Other direct	—	17,692	(2)(3)(4)	17,692			17,692
Other indirect	—	36,466	(1)(2)(3)(5)	36,466	$935	(C)	37,401
Other	—	615	(3)	615			615
Total hotel operating expenses	96,269			95,902			96,837
Depreciation and amortization	27,251			27,251	(234	)(D)	27,017
Corporate general and administrative:
Salaries and other compensation					2,805	(E)	2,805
Other					1,840	(E)	1,840
Equity-based compensation					737	(F)	737
Hotel property acquisition costs		367	(5)	367			367
Loss on impairment of assets	6,476			6,476			6,476
Total expenses	129,996			129,996			136,078
Income (loss) from operations	5,639			5,639			(443)
Other income (expense):
Interest income	47			47			47
Interest expense	(26,362)			(26,362)	16,016	(G)	(10,346)
Loss on disposal of assets	(42)			(42)			(42)
Total other expense	(26,357)			(26,357)			(10,341)
Loss from continuing operations	(20,718)			(20,718)			(10,784)
Income tax expense	(202)			(202)	(748	)(H)	(950)
Net loss	(20,920)			(20,920)			(11,734)
Net loss allocated to noncontrolling interest							(3,168)
Net income (loss) allocated to common stockholders	$(20,920)			$(20,920)			$(8,566)
Pro forma earnings (loss) per share:
Basic							$(0.31)
Diluted							$(0.31)
Pro forma weighted-average number of shares:
Basic							27,278,000
Diluted							27,278,000

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

SUMMIT HOTEL PROPERTIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(DOLLARS IN THOUSANDS, EXCEPT SHARE, UNIT AND PER-SHARE DATA)

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information is presented to reflect:

(i) the contribution of the net proceeds of the initial public offering (the “IPO”) of Summit Hotel Properties, Inc. (the “Company”) and a concurrent private placement in an amount of approximately $240,047, after the payment of the underwriting discount and after the payment of costs and expenses relating to the IPO, the concurrent private placement and the transactions described in (ii) and (iii) below (the “formation transactions”) of approximately $7,260 in exchange for units of limited partnership interest in the Operating Partnership (“Common Units”) that represent an approximate 73.0% partnership interest in the Operating Partnership, including the sole general partnership interest;

(ii) the contribution to Summit Hotel OP, LP (the “Operating Partnership”) of the Class B and Class C membership interests in Summit Group of Scottsdale, Arizona, LLC (“Summit of Scottsdale”) held by The Summit Group, Inc. (“The Summit Group”) and an unaffiliated third-party investor in exchange for an aggregate of 106,008 Common Units; and

(iii) the merger of Summit Hotel Properties, LLC (the “Predecessor”) with and into the Operating Partnership, with the Predecessor as the acquiror for accounting purposes, and the issuance by the Operating Partnership of an aggregate of 9,993,992 Common Units to the former Class A, Class A-1, Class B and Class C members of the Predecessor in exchange for their membership interests in the Predecessor; and

(iv) the repayment of approximately $223,773 of outstanding indebtedness and the payment of costs and expenses of approximately $3,200 recognized in connection with the retirement of this indebtedness.

Following completion of the merger on February 14, 2011, the historical consolidated financial statements of the Predecessor became the historical consolidated financial statements of the Company, and the assets and liabilities of the Company were recorded at their respective historical carrying values as of February 14, 2011, the date of completion of the merger.

The unaudited pro forma statements of operations assumes each of these transactions described above occurred on January 1, 2010. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2010, nor does it purport to represent the future results of operations of the Company. In the opinion of management of the Company, all material adjustments to reflect the effects of the preceding transactions have been made.

2.	Adjustments to the Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2011:

(A) Represents the Predecessor’s unaudited condensed consolidated statement of operations for the period from January 1, 2011 through February 13, 2011.

(B) Represents the Company’s unaudited condensed consolidated statements of operations for the period from February 14, 2011 through June 30, 2011.

SUMMIT HOTEL PROPERTIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(DOLLARS IN THOUSANDS, EXCEPT SHARE, UNIT AND PER-SHARE DATA)

(C) Reflects the expected increase in general and administrative expenses as a result of becoming a publicly traded company. These expenses include, but are not limited to, incremental salaries, fees paid to the Company’s independent directors, directors’ and officers’ insurance and other compliance costs.

(D) Reflects $88 of expense associated with the grant of options to purchase an aggregate of 940,000 shares of common stock to the Company’s named executive officers upon completion of the IPO. The Company calculated the grant date fair value of the stock options granted to certain executive officers upon completion of the Company’s IPO using a Black-Scholes option-pricing model. The stock options vest ratably over a five-year period beginning on the first anniversary of the date of grant and have an exercise price equal to $9.75, the per-share IPO price of the Company’s common stock. The assumptions used in the fair value determination of the stock options granted to the Company’s named executive officers are summarized as follows: (1) risk-free interest rate of 2.57% based on the 10-year U.S. Treasury rate as of January 14, 2011; (2) expected volatility of 56.60% based on an analysis of a peer group of comparable entities; (3) expected dividend yield of 5.09%; (4) weighted-average expected life of 6.5 years; and (5) exercise price equal to the IPO price. The weighted-average grant date fair value of each stock option granted to certain executive officers was $3.48.

(E) Reflects a reduction of an aggregate of $5,654 in interest expense as a result of the repayment of indebtedness with net proceeds of the Company’s IPO.

3.	Adjustments to the Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2010:

(A) Represents the Predecessor’s audited consolidated statement of operations for the year ended December 31, 2010.

(B) Reflects the following adjustments to reclassify certain prior period amounts in the Predecessor’s historical statement of operations to the Company’s intended presentation:

(1) To reclassify (a) $41,129 of direct hotel operations expense (wages, payroll taxes and benefits, linens, cleaning and guestroom supplies and complimentary breakfast) as rooms expense; and (b) $6,081 of direct hotel operations expense (franchise royalties) as other indirect expense.

(2) To reclassify (a) $8,465 of other hotel operating expense (utilities and telephone) as other direct expense; and (b) $10,496 of other hotel operating expense (property taxes, insurance and cable) as other indirect expense.

(3) To reclassify (a) $4,509 of general, selling and administrative expense (office supplies, advertising, miscellaneous operating expenses and bad debt expense) as other direct expenses; (b) $20,256 of general, selling and administrative expense (credit card/travel agent commissions, management company expenses, management company legal and accounting fees and franchise fees) as other indirect expenses; and (c) $615 of general, selling and administrative expense (ground rent and other expense) as other expense.

(4) To reclassify $4,718 of repairs and maintenance expense as other direct expenses.

(5) To reclassify $367 of other indirect expense (hotel startup costs) as hotel property acquisition costs.

SUMMIT HOTEL PROPERTIES, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(DOLLARS IN THOUSANDS, EXCEPT SHARE, UNIT AND PER-SHARE DATA)

(C) Reflects the elimination of accounting and management expense historically paid to The Summit Group under hotel management agreements and an adjustment to other indirect expense to reflect contractual payments under a new hotel management agreement to be entered into by the Company’s TRS lessees with Interstate upon completion of the IPO.

Historical accounting expense reimbursement	$(651)
Historical management expense reimbursement	(3,617)

Historical amounts paid to The Summit Group	(4,268)
Base management fee under new hotel management agreement	4,066
Accounting expense reimbursement under new hotel management agreement	1,133
Incentive management fee payable under new hotel management agreement	—

Amounts payable to Interstate under new hotel management agreement	$935

(D) Reflects the elimination of $234 of deferred financing cost amortization expense related to indebtedness being repaid with net proceeds from the Company’s IPO and concurrent private placement.

(E) Reflects the expected increase in general and administrative expenses as a result of becoming a publicly traded company. These expenses include, but are not limited to, incremental salaries, fees paid to the Company’s independent directors, directors’ and officers’ insurance and other compliance costs.

(F) Reflects $737 of expense associated with the grant of an aggregate of 4,000 shares of common stock to the Company’s independent directors upon completion of the IPO and the grant of options to purchase an aggregate of 940,000 shares of common stock to the Company’s named executive officers upon completion of the IPO. The Company calculated the grant date fair value of the stock options granted to the Company’s named executive officers upon completion of the Company’s IPO using a Black-Scholes option-pricing model. The stock options vest ratably over a five-year period beginning on the first anniversary of the date of grant and have an exercise price equal to $9.75, the per-share IPO price of the Company’s common stock. The assumptions used in the fair value determination of the stock options granted to certain executive officers are summarized as follows: (1) risk-free interest rate of 2.57% based on the 10-year U.S. Treasury rate as of January 14, 2011; (2) expected volatility of 56.60% based on an analysis of a peer group of comparable entities; (3) expected dividend yield of 5.09%; (4) weighted-average expected life of 6.5 years; and (5) exercise price equal to the IPO price. The weighted-average grant date fair value of each stock option granted to certain executive officers was $3.48.

(G) Reflects a reduction of an aggregate of $16,016 in interest expense as a result of the repayment of indebtedness with net proceeds of the Company’s IPO and concurrent private placement.

(H) Reflects the adjustment to recognize income tax expense on the taxable income of Summit TRS, the Company’s taxable REIT subsidiary upon completion of the Company’s IPO, assuming the Company had elected REIT status and the TRS leases were in place as of January 1, 2010.

Summit Hotel Properties, Inc.

            Shares

    % Series A Cumulative Redeemable Preferred Stock

Wells Fargo Securities

Baird

Deutsche Bank Securities

RBC Capital Markets

Prospectus

                    , 2011

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee		$6,590
FINRA filing fee		6,250
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*

Total	$	*

*	To be filed by amendment.

All expenses, except the SEC registration fee and FINRA filing fee, are estimated.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

None.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officer to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officer that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements.

See page F-1 for an index of the pro forma financial statements included in this Registration Statement on Form S-11.

(b)	Exhibits.

The list of exhibits following the signature page of this Registration Statement on Form S-11 is hereby incorporated herein by reference.

Item 37.	Undertakings.

(a)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on October 14, 2011.

SUMMIT HOTEL PROPERTIES, INC.

By:	/S/ KERRY W. BOEKELHEIDE
KERRY W. BOEKELHEIDE
Executive Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kerry W. Boekelheide and Daniel P. Hansen and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KERRY W. BOEKELHEIDE KERRY W. BOEKELHEIDE	Executive Chairman of the Board and Director	October 14, 2011

/S/ DANIEL P. HANSEN DANIEL P. HANSEN	President and Chief Executive Officer and Director (principal executive officer)	October 14, 2011

/S/ STUART J. BECKER STUART J. BECKER	Executive Vice President and Chief Financial Officer (principal financial officer)	October 14, 2011

/S/ JOLYNN M. SORUM JOLYNN M. SORUM	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	October 14, 2011

/S/ BJORN R. L. HANSON BJORN R. L. HANSON	Director	October 14, 2011

/S/ DAVID S. KAY DAVID S. KAY	Director	October 14, 2011

/S/ THOMAS W. STOREY THOMAS W. STOREY	Director	October 14, 2011

/S/ WAYNE W. WIELGUS WAYNE W. WIELGUS	Director	October 14, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1†	Form of Underwriting Agreement

3.1†	Articles Supplementary of Summit Hotel Properties, Inc. designating the % Series A Cumulative Redeemable Preferred Stock

3.2	Articles of Amendment and Restatement of Summit Hotel Properties, Inc. (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed by Summit Hotel Properties, Inc. on March 31, 2011)

3.3	Amended and Restated Bylaws of Summit Hotel Properties, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on November 1, 2010)

3.4	First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP, dated February 14, 2011 (incorporated by reference to Exhibit 10.1 to Current Report on
Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)

3.5†	First Amendment to the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP

4.1	Specimen certificate of common stock of Summit Hotel Properties, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on February 7, 2011)

4.2†	Specimen certificate of Series A Cumulative Redeemable Preferred Stock

5.1†	Opinion of Venable LLP regarding legality of shares

8.1†	Opinion of Hunton & Williams LLP regarding tax matters

10.1	Accession Agreement, dated May 13, 2011, among Summit Hotel OP, LP, Deutsche Bank AG New York Branch, and U.S. Bank National Association (incorporated herein by reference to Exhibit 10.17 to Quarterly Report on Form 10-Q filed by Summit Hotel Properties, Inc. on May 16, 2011)

10.2	First Amendment to Amended and Restated Hotel Management Agreement, dated June 30, 2011, among Interstate Management Company, LLC and the subsidiaries of the Company party thereto (incorporated herein by reference to Exhibit 10.2 to Quarterly Report on
Form 10-Q filed by Summit Hotel Properties, Inc. on August 15, 2011)

10.3	Second Loan Modification Agreement, dated August 12, 2011 among Summit Hotel OP, LP and GE Commercial Capital of Utah LLC (loan in the original principal amount of
$11.3 million) (incorporated herein by reference to Exhibit 10.3 to Quarterly Report on
Form 10-Q filed by Summit Hotel Properties, Inc. on August 15, 2011)

10.4	Second Loan Modification Agreement, dated August 12, 2011 among Summit Hotel OP, LP and GE Commercial Capital of Utah LLC (loan in the original principal amount of
$9.5 million) (incorporated herein by reference to Exhibit 10.4 to Quarterly Report on
Form 10-Q filed by Summit Hotel Properties, Inc. on August 15, 2011)

10.5	Second Loan Modification Agreement, dated August 12, 2011 among Summit Hotel OP, LP, Summit Hospitality V, LLC and GE Commercial Capital of Utah LLC (loan in the original principal amount of $11.4 million) (incorporated herein by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q filed by Summit Hotel Properties, Inc. on August 15, 2011)

10.6	First Letter Amendment to Secured Credit Facility, dated August 15, 2011, among Deutsche Bank AG New York Branch, as Administrative Agent and Summit Hotel OP, LP (incorporated herein by reference to Exhibit 10.6 to Quarterly Report on Form 10-Q filed by Summit Hotel Properties, Inc. on August 15, 2011)

10.7	Form of Transition Services Agreement between The Summit Group, Inc. and Summit Hotel OP, LP (incorporated by reference to Exhibit 10.27 to Amendment No. 4 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on January 28, 2011)*

10.8*	Tax Protection Agreement, dated February 10, 2011, between Summit Hotel OP, LP and The Summit Group, Inc. (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.9	Transition Services Agreement, dated February 14, 2011, between Summit Hotel OP, LP and The Summit Group, Inc. (incorporated by reference to Exhibit 10.3 to Current Report on
Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)

10.10	Amended and Restated Hotel Management Agreement, dated February 14, 2011, among Interstate Management Company, LLC and the subsidiaries of Summit Hotel Properties, Inc. party thereto (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)

10.11	Loan Modification Agreement, dated February 14, 2011, among Summit Hotel Properties, LLC, Summit Hotel OP, LP and GE Commercial Capital of Utah LLC (loan in the original principal amount of $11.4 million) (incorporated by reference to Exhibit 10.5 to Current Report on
Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)

10.12	Loan Modification Agreement, dated February 14, 2011, among Summit Hotel Properties, LLC, Summit Hotel OP, LP and GE Commercial Capital of Utah LLC (loan in the original principal amount of $9.5 million) (incorporated by reference to Exhibit 10.6 to Current Report on
Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)

10.13	Loan Modification Agreement, dated February 14, 2011, among Summit Hotel Properties, LLC, Summit Hotel OP, LP and GE Commercial Capital of Utah LLC (loan in the original principal amount of $11.3 million) (incorporated by reference to Exhibit 10.7 to Current Report on
Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)

10.14*	Employment Agreement, dated February 14, 2011, between Summit Hotel Properties, Inc. and Kerry W. Boekelheide (incorporated by reference to Exhibit 10.8 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.15*	Employment Agreement, dated February 14, 2011, between Summit Hotel Properties, Inc. and Daniel P. Hansen (incorporated by reference to Exhibit 10.9 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.16*	Employment Agreement, dated February 14, 2011, between Summit Hotel Properties, Inc. and Craig J. Aniszewski (incorporated by reference to Exhibit 10.10 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.17*	Employment Agreement, dated February 14, 2011, between Summit Hotel Properties, Inc. and Stuart J. Becker (incorporated by reference to Exhibit 10.11 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.18*	Employment Agreement, dated February 14, 2011, between Summit Hotel Properties, Inc. and Ryan A. Bertucci (incorporated by reference to Exhibit 10.12 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.19	Summit Hotel Properties, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Current Report on Form 8-K filed by Summit Hotel Properties, Inc. on February 18, 2011)*

10.20*	Form of Indemnification Agreement between Summit Hotel Properties, Inc. and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.14 to Amendment
No. 2 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on November 1, 2010)

10.21	Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company dated December 23, 2005 (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on September 23, 2010)

10.22	Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated June 15, 2006 (incorporated by reference to Exhibit 10.16 to Amendment
No. 1 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on September 23, 2010)

10.23	First Modification of Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated April 24, 2007 (incorporated by reference to
Exhibit 10.17 to Amendment No. 1 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on September 23, 2010)

10.24	Modification of Promissory Note and Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated November 28, 2007 (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on September 23, 2010)

10.25	Construction Loan Agreement between Summit Hotel Properties, LLC and Compass Bank, dated September 17, 2008 (loan in the original principal amount of $19.25 million) (incorporated by reference to Exhibit 10.23 to Amendment No. 1 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on September 23, 2010)

10.26	Second Amended and Restated Loan Agreement (Credit Pool) between Summit Hotel Properties, LLC and First National Bank of Omaha entered into August 19, 2010 (incorporated herein by reference to Exhibit 10.20 to Annual Report on Form 10-K filed by Summit Hotel Properties, Inc. on March 31, 2011)

10.27*	Form of Option Award Agreement (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on September 23, 2010)*

10.28	Form of Lease Agreement between Summit Hotel OP, LP and TRS Lessee (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on November 1, 2010)

10.29	Sourcing Agreement between Six Continents Hotel, Inc., d/b/a InterContinental Hotels Group, and Summit Hotel Properties, Inc. (incorporated by reference to Exhibit 10.26 to Amendment No. 3 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on December 3, 2010)

21.1	List of Subsidiaries of Summit Hotel Properties, Inc. (incorporated by reference to Exhibit 21.1 to Amendment No. 4 to Registration Statement on Form S-11 filed by Summit Hotel Properties, Inc. on January 28, 2011)

23.1	Consent of KPMG LLP

23.2	Consent of Eide Bailly LLP

23.3†	Consent of Venable LLP (included in Exhibit 5.1)

23.4†	Consent of Hunton & Williams LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

*	Management contract or compensatory plan or arrangement.

†	To be filed by amendment.